                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          FIRST REPUBLIC BANCORP INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required


[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

                                 COMMON STOCK
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     (2) Aggregate number of securities to which transaction applies:

                                   9,832,410
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     $20.75 per share (based upon the average of the high and low prices as reported on the NYSE on June 13, 1997)
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

                                $204,022,507.50
     -------------------------------------------------------------------------


     (5) Total fee paid:

        one fiftieth of one percent of the amount in (4) above = $40,804.50
     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          FIRST REPUBLIC BANCORP INC.

                               388 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                (415) 392-1400

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 26, 1997

To the Stockholders of First
Republic Bancorp Inc.:

  Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of First Republic Bancorp Inc. (the "Company") will be held at 10:00 a.m. local time on August 26, 1997 at The City Club of San Francisco, 155 Sansome Street, San Francisco, California for the following purposes:

    1. To consider and act upon a proposal to effect a corporate reorganization in which the Company's existing holding company structure will be eliminated by merging the Company (the "Merger") with and into its sole subsidiary, First Republic Savings Bank (the "Bank"). The Merger will be effected pursuant to an Agreement and Plan of Merger (the "Plan of Merger") under which, effective as of the time of the Merger, the Bank will convert from a Nevada-chartered thrift company to a Nevada-chartered bank and the name of the Bank will be changed to "First Republic Bank." When the Merger becomes effective, each share of the Company's common stock, par value $.01 per share, held by the stockholders of the Company will be converted into one share of the common stock, par value $.01 per share, of the Bank and the Bank will be owned directly by those stockholders. The stockholders will be asked to vote to approve the Merger and to approve and adopt the Plan of Merger. The reorganization, including the Merger, is more completely described in the accompanying Proxy Statement, and a copy of the Plan of Merger is attached as Exhibit A thereto.

    2. To ratify and approve the adoption of the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan"), pursuant to which an aggregate of 810,000 shares of Company Common Stock may be issued upon exercise of options issued pursuant to the Stock Option Plan.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Pursuant to the By-Laws, the Board of Directors has fixed the close of business on June 30, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting.

  The list of the stockholders entitled to vote at the Special Meeting will be available, during ordinary business hours, at 388 Market Street, San Francisco, California 94111 beginning on July 21, 1997. The list of stockholders also will be available during the Special Meeting at the location of the Special Meeting.

  The above matters are described in detail in the accompanying Proxy
Statement.

                                       By Order of the Board of Directors

                                       /s/ James H. Herbert, II

                                       James H. Herbert, II
                                       President

July 18, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE SPECIAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

                          FIRST REPUBLIC BANCORP INC.
                               388 Market Street
                        San Francisco, California 94111
                                (415) 392-1400

                               ----------------
                                PROXY STATEMENT

                               ----------------
          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 26, 1997

                               ----------------

  This Proxy Statement/Offering Circular (this "Proxy Statement") is being furnished to the holders of common stock, par value $.01 per share (the "Company Common Stock"), of First Republic Bancorp Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held on August 26, 1997, and at any adjournment or postponement thereof (the "Special Meeting").

  At the Special Meeting, the Company's stockholders will be asked to consider and vote upon (1) a proposal to effect a corporate reorganization (the "Reorganization") in which the Company's existing holding company structure will be eliminated by merging the Company (the "Merger") with and into its sole subsidiary, First Republic Savings Bank (the "Bank"), pursuant to an Agreement and Plan of Merger (the "Plan of Merger") under which (i) each share of Company Common Stock outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into one share of common stock, par value $.01 per share (the "Bank Common Stock") of the Bank and (ii) as of the Effective Time, the Bank will convert from a Nevada-chartered thrift company to a Nevada-chartered bank and the name of the Bank will be changed to "First Republic Bank" and (2) a proposal to ratify and approve the adoption of the Company's Amended and Restated Stock Option Plan.

  This Proxy Statement also serves as the offering circular of the Bank with respect to the issuance of shares of Bank Common Stock as described herein. This Proxy Statement is initially being mailed on or about July 18, 1997 to record holders of the Company Common Stock as of June 30, 1997 (the "Record Date").

                               ----------------
  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL THE SECURITIES COVERED BY THIS PROXY STATEMENT IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF COMMON STOCK MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROXY STATEMENT SINCE THE DATE HEREOF.

                               ----------------

  THE SHARES OF BANK COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION NOR HAS SUCH CORPORATION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ----------------
  THE SHARES OF BANK COMMON STOCK ISSUABLE IN THE MERGER ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION; SUCH SHARES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM THE SECURITIES ACT OF 1933 AND STATE SECURITIES LAWS AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

July 17, 1997

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company should be available for inspection and copying at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The SEC maintains a site on the world-wide web at http://www.sec.gov that contains reports, proxy statements and other information regarding the Company. Such reports, proxy statements and other information also should be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 (the "NYSE"), and of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the ("PSE") on which exchanges the Company Common Stock is traded.

                                    VOTING

  A list of the stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder of record of the Company, during ordinary business hours, for any purpose germane to a meeting of stockholders, beginning on July 21, 1997. The list of stockholders also will be available during the Special Meeting for inspection by any stockholder of record of the Company present at the Special Meeting. As of the Record Date, there were 9,692,934 shares of Company Common Stock (net of treasury shares) outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of holders of at least a majority of the total number of shares of Company Common Stock outstanding at the close of business on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting.

  Each of the Company's stockholders will be entitled to one vote for each share of Company Common Stock held of record by such stockholder at the close of business on the Record Date on any matter that may be presented for consideration and action by the stockholders at the Special Meeting.

  All shares represented by properly executed, unrevoked proxies received in time for the Special Meeting will be voted in accordance with instructions specified therein. In the absence of appropriate instructions to the contrary, shares represented by executed proxies will be voted (i) in favor of the proposal to approve the Merger and approve and adopt the Plan of Merger; (ii) in favor of the proposal to ratify and approve the adoption of the Company's Amended and Restated Stock Option Plan; and (iii) in accordance with the best judgment of the proxy holders with respect to any other matters which may properly come before the Special Meeting. Any proxy may be revoked at any time prior to being voted by filing a written notice of revocation with the Secretary of the Company, by presentation of a proxy of later date or by voting at the Special Meeting in person. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the Record Date is required to approve the Merger and approve and adopt the Plan of Merger. Ratification and approval of the Stock Option Plan requires a majority of the votes of the shares present in person or represented by proxy at the Special Meeting and entitled to vote, and the presence of a quorum. If a stockholder attends the Special Meeting in person, or furnishes a proxy, and abstains from voting on a proposal described in this Proxy Statement as to some or all of that stockholder's shares, that abstention will have the same effect as voting those shares against the proposal. If a stockholder does not attend the Special Meeting in person and does not furnish a proxy, or if proxies are not furnished as to shares registered in the names of brokers or other "street name" nominees because the beneficial owner has not provided voting instructions (commonly referred to as "broker non-votes"), that will have the same effect as voting those shares against the proposal relating to the Merger, but will have no effect on the outcome of the vote on the proposal with respect to the Stock Option Plan. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

  The cost of soliciting proxies will be paid by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of Company Common Stock, and such persons will be reimbursed for their reasonable expenses. Proxies may be solicited by directors, officers and regular employees of the Company in person, by telephone or by telegraph, for which such persons will receive no special compensation.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in all respects by reference to the detailed information appearing elsewhere, or incorporated by reference, in this Proxy Statement and the exhibits hereto. Stockholders are urged to review the entire Proxy Statement, the exhibits hereto and the documents incorporated herein by reference in their entirety.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF               Tuesday, August 26, 1997 at 10:00 a.m.,
 SPECIAL MEETING..................    local time at The City Club of San
                                      Francisco, 155 Sansome Street, San
                                      Francisco, California. See "The Special
                                      Meeting."

RECORD DATE.......................    Only holders of record of shares of
                                      Company Common Stock at the close of
                                      business on the Record Date are entitled to notice of, and to vote at, the Special
                                      Meeting.

PURPOSES OF THE SPECIAL MEETING...    The Special Meeting will be held for the
                                      following purposes:

                                      1. To consider and vote upon a proposal
                                      to effect the Reorganization by merging
                                      the Company with and into the Bank
                                      pursuant to the Plan of Merger, to
                                      approve the Merger and to approve and
                                      adopt the Plan of Merger.

                                      2. To ratify and approve the adoption of the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan"), pursuant to which an aggregate of 810,000 shares of Company Common Stock may be issued upon exercise of options issued pursuant to the Stock Option Plan.

                                      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

REQUIRED STOCKHOLDER VOTE.........    The affirmative vote of the holders of a
                                      majority of the Company Common Stock
                                      outstanding as of the Record Date is
                                      required to approve the Merger and to
                                      approve and adopt the Plan of Merger.
                                      Ratification and approval of the adoption of the Stock Option Plan requires a majority of the votes of the shares present in person or represented by proxy at the Special Meeting and entitled to vote, and the presence of a quorum. As of the Record Date, 9,692,934 shares of Company Common Stock were outstanding.

                   PROPOSAL ONE--THE CORPORATE REORGANIZATION

                                    GENERAL

THE CORPORATE               The first proposal to be considered by the
REORGANIZATION............. stockholders at the Special Meeting relates to a proposed corporate reorganization (the
                            "Reorganization") in which (i) the Company's existing holding company structure will be eliminated by merging the Company into its sole subsidiary, the Bank, and (ii) as of the Effective
                            Time of the Merger, the Bank will convert (the
                            "Conversion") from a Nevada-chartered thrift company to a Nevada-chartered bank and the name of the Bank will be changed to "First Republic Bank."
                            See "Proposal One--The Reorganization."

THE PLAN OF MERGER......... The Merger will be effected pursuant to the Plan of
                            Merger, a copy of which is attached to this Proxy Statement as Exhibit A.

CERTAIN CONSEQUENCES OF THE
 REORGANIZATION............ When the Reorganization takes effect:

                            . Each share of Company Common Stock outstanding immediately prior to the Effective Time automatically will be converted into one share of Bank Common Stock. Holders will not be required to surrender or exchange their stock certificates. See "Proposal One--The Reorganization--Certain Consequences of the Reorganization."

                            . The Bank Common Stock will trade on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the same symbol as the Company Common Stock, "FRC". See "Proposal One--The Reorganization--Stock
                               Exchange Trading."

                            . The Bank will be governed by Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended By-Laws (the "By-Laws"), copies of which, as they will be in effect immediately following the Effective Time, are attached to this Proxy Statement as Exhibits B and C, respectively.

                            . The Bank's board of directors immediately following the Effective Time is expected to consist of the same persons as presently comprise the Company's board of directors plus the persons who presently comprise the Bank's board of directors. See "Proposal One--The Reorganization--Directors" and "Information
                               Regarding the Company and the Bank--Management."

                            . Like the Company's board of directors, the Bank's board of directors will be classified (or "staggered")--that is, it will be divided into three classes of approximately equal size, with one class per year being subject to reelection and each class being subject to reelection every three years. See "Proposal One--The Reorganization--Comparison of Stockholder
                               Rights" and "Information Regarding the Company and the Bank--Management."

                            . Unlike the Company's present Certificate of Incorporation, the Bank's Articles of Incorporation will provide that directors may be removed other than for cause only by unanimous vote of all holders of Bank Common Stock. See "Proposal One--The Reorganization--Comparison of Stockholder Rights."

                            . The Bank will not be required to make periodic or other filings with the SEC but will be required to make filings with the Federal Deposit Insurance Corporation (the "FDIC") and with the NYSE and the PSE that are substantially the same as the filings the Company currently is required to make with the SEC, the NYSE and the PSE. See "Proposal One--The Reorganization-- Consequences of the Reorganization under Federal Securities Laws."

                            . The Bank will be subject to regulation by the Nevada Commissioner of Financial Institutions (the "Commissioner") and by the FDIC, whereas the Company is not itself directly subject to any bank regulatory requirements. Accordingly,
                               (i) the Bank will be restricted in its ability to engage in certain types of activities that are not incidental or closely related to banking which the Company presently may engage in without restriction; (ii) certain transactions by the Bank will be subject to regulatory review or approval, including but not limited to (a) increase or reduction in authorized shares of stock; (b) issuance of preferred stock; (c) issuance or retirement of debt instruments (including capital notes, collateralized debt instruments and debentures); (d) reduction in the amount or retirement of any part of its common or preferred capital stock; (e) collateralized borrowings (as defined under Nevada law) in excess of 200% of the Bank's stockholders' equity; (f) merger transactions with other depository institutions or bank holding companies; and (g) certain types of activities that are incidental or closely related to banking; and (iii) the Bank's operations and activities must conform to and comply with standards of safety and soundness as required by Nevada and federal law and regulations. See "Proposal One--
                               The Reorganization--Background and Reasons for the Reorganization".

                            . The Company's existing stock repurchase program is expected to be continued by the Bank. See "Proposal One--The Reorganization--Certain
                               Consequences of the Reorganization".

                    THE COMPANY; HOLDING COMPANY STRUCTURE;
                          BACKGROUND OF REORGANIZATION

THE COMPANY................ First Republic Bancorp Inc. is a Delaware
                            corporation that presently operates as a holding company for the Bank.

THE BANK................... First Republic Savings Bank is a thrift company organized under Nevada law. As of the Effective Time, it will be converted from a thrift company to a Nevada-chartered bank and its name will be changed to "First Republic Bank." The address of the executive offices of the Bank and its telephone number are: 388 Market Street, San Francisco, California 94111, (415) 392-1400 and the address of the principal office of the Bank and its telephone number are: 2510 South Maryland Parkway, Las Vegas, Nevada 89109, (702) 792-2200. The Bank's primary business is the origination of real estate secured loans for retention in the portfolio of the Bank. In addition, the Bank originates mortgage loans for sale to institutional investors in the secondary market and also generates fee income by servicing mortgage loans for such institutional investors and third parties.

HOLDING COMPANY STRUCTURE.. From 1993 to October 1996, the Company owned two operating subsidiaries: (i) First Republic Savings Bank, a Nevada-chartered thrift company (the "Bank") and (ii) First Republic Thrift and Loan, a California-chartered thrift and loan company ("FRTL"). In October 1996, FRTL was merged with and into the Bank (the "FRTL Consolidation"). As a result of the FRTL Consolidation, the Company's only subsidiary is the Bank. Substantially all of the Company's business activities are conducted through the Bank.

BACKGROUND AND REASONS FOR
 THE REORGANIZATION........
                            The Reorganization is expected to lead to managerial, operational and administrative cost savings and efficiencies associated with the elimination of redundant activities. The Company's holding company structure originally was designed to deal with interstate banking and branching restrictions imposed under various federal and state banking laws. Subsequent legislation, including state regional pacts and the federal Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, have substantially eased restrictions on interstate banking.


                            The Company's Board of Directors believes that the Reorganization is appropriate and in the best interests of the Company and its stockholders for the following reasons:


                            . The elimination of the holding company structure should result in substantial cost savings, including reduction of administrative and other expenses resulting from simplification of financial reporting and administrative matters and elimination of the Delaware franchise tax expense of the Company.

                            . The conversion of the Bank from a thrift company to a bank, which will become effective at the same time as the Merger, will allow the Bank to offer additional financial services to its customers, including full-service checking accounts, or "demand deposit accounts" ("DDAs"), to corporations and partnerships.

                            . The ability to offer DDAs should enable the Bank to compete more effectively with other financial institutions for new customers and expand its relationships with existing customers.

                            . With a larger customer base and expanded deposit products, the Bank should be in an enhanced position to compete with larger financial institutions and also could possibly realize a lower average cost of funds.

                            . Operating as a bank rather than as a thrift company and changing its name to "First Republic Bank" should enhance the Bank's market posture with respect to customers who are more familiar with banks than with thrift companies.

                            See "Proposal One--The Reorganization--Background and Reasons for the Reorganization."

                      OTHER ASPECTS OF THE REORGANIZATION

NO APPRAISAL RIGHTS FOR
 DISSENTING STOCKHOLDERS... The holders of Company Common Stock will have no appraisal rights in connection with the Merger.

REQUIRED REGULATORY         The Bank has been advised by the Commissioner that
APPROVALS.................. the Commissioner's approval of the Merger is not required. The Commissioner's approval is required, however, for the conversion of the Bank from a thrift company to a bank and the Company has applied for that approval. The Bank also has applied to the FDIC for its approval of the Merger.
                            While the Company anticipates that the Bank will obtain the approvals it has requested from the Commissioner and the FDIC, there is no assurance that such approvals will in fact occur, nor is there any assurance as to the date on which such approvals may be granted. The FDIC has advised the Bank that the Reorganization, including the Merger, will not be subject to the Change in Bank Control
                            Act of 1978. See "Proposal One--The
                            Reorganization--Conditions to the Merger."

CAPITALIZATION AND
FINANCIAL
 CONDITION................. The Bank Common Stock which is currently held by the Company represents substantially all the assets of the Company, and substantially all the operating business activities of the Company are conducted through the Bank. Accordingly, the pro forma capitalization and financial condition of the Bank as of December 31, 1996 and as of March 31, 1997, after giving effect to the Reorganization, are substantially the same as the actual consolidated capitalization and financial condition of the Company and the Bank at those dates. See "Proposal One--The Reorganization--Accounting Treatment of the Merger; Capitalization and Financial Condition."

DIVIDENDS.................. The Company has never paid a cash dividend on its common stock. Following completion of the Reorganization, the payment of dividends by the Bank will be subject to the discretion of the Board of Directors of the Bank, the terms of the various debt instruments to which the Company is currently a party which will be assumed by the Bank in the Reorganization and to restrictions imposed by applicable FDIC regulations and law, including Nevada banking law. It is not presently anticipated that, after the Reorganization, the Bank will declare dividends for the foreseeable future. See "Proposal One--The Reorganization--Comparison of Stockholder Rights--Dividend Rights" for a discussion of the limitations on the Bank's and the Company's payment of dividends.

TAX CONSEQUENCES........... The Company has received an opinion of its tax advisor, KPMG Peat Marwick, to the effect that the transactions contemplated by the Plan of Merger will qualify as a non-taxable reorganization for federal income tax purposes and that none of the Company, the Bank or the stockholders of the Company will recognize gain or loss for federal income tax purposes as a result of the Reorganization. See "Proposal One--The Reorganization--Certain Federal Income Tax Consequences of the Reorganization."

                      PROPOSAL TWO--THE STOCK OPTION PLAN

THE STOCK OPTION PLAN...... The second proposal to be considered by stockholders at the Special Meeting will be a proposal to ratify and approve the adoption of the Company's Amended and Restated Stock Option Plan, including without limitation the increase in the number of shares of Company Common Stock authorized for issuance under that Plan by 100,000 shares, from 710,000 shares to 810,000 shares.

AMENDMENT AND RESTATEMENT.. The amendment and restatement of the Stock Option
                            Plan was approved by the Company's Board of Directors on February 5, 1997, subject to approval by the stockholders. The principal purposes of the amendment and restatement were (i) to increase the number of shares of Company Common Stock authorized for issuance on exercise of options issued pursuant to the Stock Option Plan by 100,000 shares, from 710,000 shares to 810,000 shares, and (ii) to extend the term of the Stock Option Plan, which had expired in 1995, to 2007.

PRIOR SUBMISSION TO         The amendment and restatement of the Stock Option
STOCKHOLDERS............... Plan was submitted for approval by the stockholders at the Company's Annual Meeting of Stockholders held on April 30, 1997 and the proposal presented to the stockholders was adopted at the Annual
                            Meeting. The Board of Directors believes, however, that the description of the amendment to the Stock Option Plan that was contained in the Company's proxy statement with respect to the Annual Meeting may have been incomplete. While that proxy statement accurately stated that the number of shares authorized for issuance under the Stock Option Plan was to be increased by 100,000 shares, it did not clearly state that as a result of the increase, the total number of shares authorized for issuance under the Stock Option Plan following the increase would be 810,000. While the Board does not believe this omission materially affected the outcome of the vote at the Annual Meeting, it has determined nonetheless to re-submit the matter for the approval of the stockholders.

                            Except for the clarification regarding the total number of shares issuable under the Stock Option Plan, the description in this Proxy Statement of the Stock Option Plan, and the related information regarding director and executive compensation, are substantially the same as the corresponding description and information in the proxy statement for the 1997 Annual Meeting.

                              THE SPECIAL MEETING

  This Proxy Statement is being furnished to the holders of record as of the Record Date of the Company Common Stock in connection with the solicitation of proxies on behalf of the Company's Board of Directors from such holders for use at the Special Meeting.

  This Proxy Statement and the enclosed form of proxy are first being mailed to the Company's stockholders on or about July 18, 1997.

VOTE REQUIRED

  Pursuant to the Delaware General Corporation Law (the "DGCL"), to which the Company is subject, the affirmative vote of a majority of the shares of Company Common Stock outstanding on the Record Date is required to approve the Merger and to approve and adopt the Plan of Merger. Ratification and approval of the Stock Option Plan requires a majority of the votes of the shares present in person or represented by proxy at the Special Meeting and entitled to vote, and the presence of a quorum. The presence, in person or by proxy, of holders of record of a majority of the shares of Company Common Stock entitled to vote constitutes a quorum for action at the Special Meeting.

  As of the Record Date, there were outstanding 9,692,934 shares of Company Common Stock, held by approximately 2,200 holders of record.

VOTING RIGHTS AND PROXIES

  Only holders of record of Company Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each holder of Company Common Stock is entitled to one vote for each share of stock held by such holder on all matters to be voted upon at the Special Meeting. Shares issuable upon exercise of options to purchase shares of Company Common Stock that were unexercised as of the Record Date will not be eligible to be voted at the Special Meeting.

  Unless revoked prior to exercise, all proxies representing shares of Company Common Stock entitled to vote which are delivered pursuant to this solicitation will be voted at the Special Meeting. Where the stockholder's choice has been specified on the proxy, the proxy will be voted in accordance with such specification. If a choice is not indicated, the proxy will be voted "FOR" approval of the Merger and approval and adoption of the Plan of Merger and 'FOR" ratification and approval of the adoption of the Company's Amended and Restated Stock Option Plan. If a stockholder attends the Special Meeting in person, or furnishes a proxy, and abstains from voting on a proposal described in this Proxy Statement as to some or all of that stockholder's shares, that abstention will have the same effect as voting those shares against the proposal. If a stockholder does not attend the Special Meeting in person and does not furnish a proxy, or if proxies are not furnished as to shares registered in the names of brokers or other "street name" nominees because the beneficial owner has not provided voting instructions (commonly referred to as "broker non-votes"), that will have the same effect as voting those shares against the proposal relating to the Merger, but will have no effect on the outcome of the vote on the proposal with respect to the Stock Option Plan. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

  The presence at the Special Meeting, in person or by proxy, of holders of at least a majority of the total number of shares of Company Common Stock outstanding at the close of business on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be treated as having voted for purposes of determining the outcome of a vote.

  If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time prior to the voting thereof (i) by filing a written notice of revocation thereof or a duly executed proxy bearing a later date with the Secretary of the Company, (ii) by giving written notice of death or incapacity to the Company, or (iii) as to any matter presented at the Special Meeting, by voting in person upon such matter. The execution of the enclosed proxy will not affect a stockholder's right to vote at the Special Meeting in person should a stockholder later find it convenient to attend the Special Meeting and desire to vote in person.

  Management does not intend to present to the meeting any matters not set forth in the Proxy Statement and does not currently know of any matters that may be presented to the Special Meeting by others. However, if other matters properly come before the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote the proxy on such matters in accordance with their judgment.

  Proxies will be solicited for use at the Special Meeting primarily by mail. However, proxies may also be solicited personally and by telephone and telegraph by regular employees of the Company who will receive no additional compensation therefor. The Company will reimburse the brokers and other persons holding shares of Company Common Stock registered in their names or in the names of their nominees for their expenses incurred in sending proxy material to and obtaining proxies from the beneficial owners of such shares.

                       PROPOSAL ONE--THE REORGANIZATION

  At the Special Meeting, the Company's stockholders will be asked to take the actions required of them to effectuate the Reorganization by voting to approve the Merger and to approve and adopt the Plan of Merger. A copy of the Plan of Merger is attached to this Proxy Statement as Exhibit A, and copies of the Articles of Incorporation and Bylaws of the Bank as they will be in effect immediately following the Effective Time are attached to this Proxy Statement as Exhibits B and C, respectively. In the Merger, each outstanding share of Company Common Stock automatically will be converted into one share of Bank Common Stock. Stockholders will not be required to surrender or exchange the certificates for their shares of Company Common Stock because under the Plan of Merger, those certificates will represent evidence of ownership of the same number of shares of Bank Common Stock. Stockholders who wish to obtain new certificates for their shares, issued in the name of the Bank, will be able to do so even though such action is not necessary.

  The two principal conditions to the consummation of the Merger and the remainder of the Reorganization are (i) the approval of the Company's stockholders as provided in this Proxy Statement and (ii) the receipt of certain bank regulatory approvals. The Company expects the Reorganization to be consummated promptly after both conditions are satisfied.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE REORGANIZATION, THE MERGER AND THE PLAN OF MERGER AND RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AND APPROVE AND ADOPT THE PLAN OF MERGER.

BACKGROUND AND REASONS FOR THE REORGANIZATION

  The Reorganization is expected to lead to managerial, operational and administrative cost savings and efficiencies associated with the elimination of redundant activities. The Company's holding company structure originally was designed to deal with interstate banking and branching restrictions imposed under various federal and state banking laws. Subsequent legislation, including state regional pacts and the federal Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, have substantially eased restrictions on interstate banking.

  The Company's Board of Directors believes that the Reorganization is appropriate and in the best interests of the Company and its stockholders for the following reasons:

  . The elimination of the holding company structure should result in substantial cost savings, including reduction of administrative and other expenses resulting from simplification of financial reporting and administrative matters and elimination of the Delaware franchise tax expense of the Company.

  . The conversion of the Bank from a thrift company to a bank, which will become effective at the same time as the Merger, will allow the Bank to offer additional financial services to its customers, including full-service checking accounts, or "demand deposit accounts" ("DDAs"), to corporations and partnerships.

  . The ability to offer DDAs should enable the Bank to compete more effectively with other financial institutions for new customers and expand its relationships with existing customers.

  . With a larger customer base and expanded deposit products, the Bank should be in an enhanced position to compete with larger financial institutions and also could possibly realize a lower average cost of funds.

  . Operating as a bank rather than as a thrift company and changing its name to "First Republic Bank" should enhance the Bank's market posture with respect to customers who are more familiar with banks than with thrift companies.

  In determining to approve the Reorganization, the Board of Directors of the Company considered the fact that the Company is not itself directly subject to any bank regulatory requirements, whereas the Bank following the Reorganization will be subject to regulation by the Commissioner and by the FDIC. The Board recognized that under this regulatory scheme (i) the Bank will be restricted in its ability to engage in certain types of activity that are not incidental or closely related to banking which the Company presently may engage in without restriction and (ii) certain transactions by the Bank will be subject to regulatory review or approval, including but not limited to (a) increases or reduction in authorized shares of stock; (b) issuance of preferred stock; (c) issuance or retirement of debt instruments (including capital notes, collateralized debt instruments and debentures); (d) reduction in the amount or retirement of any part of its common or preferred capital stock; (e) collateralized borrowings (as defined under Nevada law) in excess of 200% of the Bank's stockholders' equity; (f) merger transactions with other depository institutions or bank holding companies; and (g) certain types of activities that are incidental or closely related to banking; and (iii) the Bank's operations and activities must conform to and comply with standards of safety and soundness as required by Nevada and federal law and regulations. The Board also recognized that after the Reorganization, the Bank will continue to have the FDIC as its sole federal regulator. If the Bank had converted into a Nevada--chartered bank without also merging the Company into the Bank, the Company would have been subject to regulation and supervision as a Bank Holding Company by the Federal Reserve Board.

  The Board considered the consequences of the Reorganization under the regulatory scheme described above and concluded that the bank regulatory requirements applicable to the Bank following the Reorganization would not materially restrict future business activity which the Bank is likely to pursue.

CERTAIN CONSEQUENCES OF THE REORGANIZATION

  On the Effective Date, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted automatically into one share of Bank Common Stock. The outstanding stock certificates which, prior to the Reorganization, represented shares of Company Common Stock will thereafter, for all purposes, represent an equal number of shares of Bank Common Stock and the holders of such certificates will be, and will have all the rights of, stockholders of the Bank. After the Effective Date, stockholders of the Company will be entitled, if they so desire, to exchange their present stock certificates for new certificates evidencing shares of the Bank's common stock. Stockholders will not however be required to surrender or exchange their existing stock certificates in connection with the Reorganization.

  After consummation of the Reorganization, the business of the Bank will remain unchanged. The Bank will continue to serve the communities and customers which it presently serves from its existing office locations. It is expected that the present directors, officers and employees of the Bank will continue in their respective capacities at the Bank. The offices and other business premises of the Bank will likewise continue to be occupied by the Bank, as successor to the Bank. The rates, maturities and other terms of deposit accounts and loans of the Bank also will not be affected by the Reorganization.

  The balance sheet of the Bank immediately after the Reorganization will be substantially the same as the consolidated balance sheet of the Company and the Bank immediately prior to the Reorganization.

  The Company's existing stock repurchase program is expected to be continued by the Bank.

  Immediately following the Effective Time, the Bank and its stockholders will be subject to the Bank's Articles of Incorporation and Bylaws, copies of which, as they will be in effect immediately following the Effective Time, are attached as Exhibits B and C, respectively, to this Proxy Statement.

CONDITIONS OF THE MERGER

  Consummation of the Merger is subject to the prior satisfaction of certain conditions, including (i) that the Merger shall have been approved and the Plan of Merger shall have been adopted and approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and (ii) that requisite bank regulatory approvals shall have been obtained.

  The Plan of Merger provides that the Company and the Bank, by action of their respective Boards of Directors, may amend the Plan of Merger before or after approval by the Company's stockholders provided that any such amendment, made after approval of the Company's stockholders is obtained, may not (i) change the consideration to be received in the Merger, (ii) alter or change any term of the Bank's Articles of Incorporation to be effected by the Merger; or (iii) affect the rights of the Company's stockholders in a manner which is materially adverse to such stockholders, without their further approval. In addition, under the Plan of Merger, the boards of directors of the Company or the Bank may defer consummation of the Merger, terminate the Plan of Merger and abandon the Merger, notwithstanding approval of the Plan of Merger by the stockholders of the Company, if: (i) any of the conditions described above or as otherwise contained in the Plan of Merger have not been met; (ii) any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Merger which will make consummation of the Merger inadvisable in the opinion of the respective boards of directors of the Bank or the Company; or (iii) for any other reason consummation of the Merger is inadvisable in the opinion of the respective boards of directors of the Bank or the Company.

REQUIRED REGULATORY APPROVALS

  The Bank has been advised by the Commissioner that the Commissioner's approval of the Merger is not required. The Commissioner's approval is required, however, for the conversion of the Bank from a thrift company to a bank and the Bank has applied for that approval. With the Commissioner's approval, the conversion can be effected by an amendment to the Bank's Articles of Incorporation. Pursuant to the Plan of Merger, that amendment will occur simultaneously with the Merger. The Bank also has applied to the FDIC for its approval of the Merger. The FDIC has advised the Bank that the Reorganization, including the Merger, will not be subject to the Change in Bank Control Act of 1978. While the Company anticipates that the Bank will obtain the approvals requested from the Commissioner and the FDIC, there is no assurance that such approvals will in fact occur, nor is there any assurance as to the date on which such approvals may be granted. See "Proposal One--The Reorganization--Conditions of the Merger." If the Plan of Merger is approved by the

Company's stockholders at the Special Meeting, the Merger is expected to become effective as soon thereafter as the required regulatory approvals are received. If the Plan of Merger is not approved at the Special Meeting, the Company and the Bank will continue to operate under the current holding company structure and the Bank will continue to operate under its thrift company charter.

STOCK EXCHANGE TRADING

  Following the Reorganization, the Bank Common Stock will trade on the NYSE and the PSE under the symbol "FRC", which is the symbol under which the Company Common Stock currently trades on those exchanges.

EFFECTIVE TIME OF MERGER

  The Plan of Merger provides that the Effective Time will occur, and the Merger will become effective, at the close of business on the day (i) a certificate of merger is accepted for recording by the Secretary of State of the State of Delaware and (ii) an articles of merger is accepted for recording by the Secretary of State of the State of Nevada. No such certificate of merger or articles of merger will be filed until such time as all conditions to the consummation of the Merger have been satisfied. It is anticipated that the certificate and articles of merger will be filed as soon as practicable, after satisfaction of all such conditions. While it is anticipated that all conditions will be met and that the Merger will be consummated on or prior to September 2, 1997, there can be no assurance that the Merger will be completed by that date.

BENEFIT PLANS AND STOCK OPTIONS

  In the Merger, by operation of law the Bank will assume the Company's existing obligations under the various benefit and stock option plans maintained by the Company, including the Company's Employee Stock Ownership Plan (the "ESOP"), the Employee Stock Purchase Plan, the Qualified Stock Option Plan, the 401(k) Plan, the 1997 Restricted Stock Plan as well as other stock options that have been issued by the Company from time to time. Also in the Merger, the rights of the holders of the various outstanding options to acquire Company Common Stock will be converted into options to acquire the same number of shares of Bank Common Stock, for the same prices and on the same terms. The ESOP will be amended to allow the ESOP to hold Bank Common Stock.

OTHER OBLIGATIONS OF THE COMPANY

  In the Merger, the Bank will assume all contractual obligations of the Company, including the Company's obligations under certain indentures with respect to outstanding debt obligations.

ACCOUNTING TREATMENT OF THE MERGER; CAPITALIZATION AND FINANCIAL CONDITION

  For accounting purposes, the Merger will be treated as a combination of related interests. The capitalization, assets, liabilities, income and financial statements of the Bank immediately following the Reorganization will be substantially the same as the consolidated capitalization, assets, liabilities, income and financial statements of the Company immediately prior to consummation of the Merger, all of which will be shown on the Bank's books at their historical recorded values.

NO APPRAISAL RIGHTS FOR DISSENTING STOCKHOLDERS

  Pursuant to the DGCL, stockholders of record of the Company will NOT be entitled to demand an appraisal of the fair value of their shares in lieu of accepting Bank Common Stock which is the consideration provided in the Plan of Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

  The Company will not seek a ruling from the Internal Revenue Service concerning the federal income tax consequences of the Reorganization, but will instead rely on the opinion of its tax advisor, KPMG Peat Marwick. Unlike a private letter ruling from the Internal Revenue Service, the opinion of KPMG Peat Marwick has no binding effect on the Internal Revenue Service. The opinion of KPMG Peat Marwick states substantially that, among other things:

    (1) The contemplated transactions will qualify as tax-free reorganizations to the entities involved;

    (2) No gain or loss for tax purposes will be recognized by the Company or the Bank;

    (3) No gain or loss for tax purposes will be recognized by the stockholders of the Company in connection with the conversion of their shares from Company Common Stock to Bank Common Stock;

    (4) The basis for tax purposes of Bank Common Stock received by the Company's stockholders in the Merger will be the same as their basis in Company Common Stock held by them immediately prior to the Effective Time; and

    (5) The holding period for tax purposes of Bank Common Stock received by the stockholders of the Company in the Merger will include the holding period of Company Common Stock held by them immediately prior to the Effective Time, provided that Company Common Stock was held as a capital asset on the date of such conversion.

  IN THE OPINION OF KPMG PEAT MARWICK, THE INCOME TAX ISSUES RAISED BY THE REORGANIZATION WHICH WOULD BE MATERIAL TO AN INVESTOR ARE DISCUSSED ABOVE. HOWEVER, EACH STOCKHOLDER OF THE COMPANY SHOULD CONSULT HIS OR HER OWN TAX ADVISER AS TO SPECIFIC FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE REORGANIZATION, IF ANY, TO SUCH STOCKHOLDER.

CONSEQUENCES OF THE REORGANIZATION UNDER FEDERAL SECURITIES LAWS

  Pursuant to Section 12(i) of the Exchange Act, the powers, functions and duties to administer and enforce Sections 12, 13, 14(a), 14(c), 14(d), 14(f) and 16 of the Exchange Act with respect to banks such as the Bank are vested in the FDIC. The FDIC has promulgated regulations pursuant to which most of the SEC's regulations and forms adopted pursuant to those statutory provisions were adopted by the FDIC by incorporation by reference. Upon consummation of the Reorganization, the Bank will not be required to file reports or other materials with the SEC but will be required to make substantially similar filings with the FDIC, pursuant to substantially similar requirements, as were made by and applicable to the Company prior to the Reorganization. Among other things, the Bank will file annual, quarterly and periodic reports on Forms 10-K, 10-Q and 8-K with the FDIC, the NYSE and the PSE, and the Bank's stockholders will be subject to the reporting and short-swing profits requirements of Section 16 of the Exchange Act. In connection with the Reorganization, Bank Common Stock will be registered under the Exchange Act and application will be made to the SEC to de-register Company Common Stock.

COMPARISON OF STOCKHOLDER RIGHTS

  As a result of the Reorganization, stockholders of the Company, a Delaware corporation, whose rights are presently governed by the DGCL, will become stockholders of the Bank and, as such, their rights will be governed by the Nevada general corporate and banking laws (after giving effect to the conversion of the Bank from a thrift company to a bank). Because of this change in governing law as well as differences between the Articles of Incorporation and Bylaws of the Bank and the Certificate of Incorporation and Bylaws of the Company, there will be certain differences between the rights of the stockholders of the Company prior to the Effective Time and the rights of the stockholders of the Bank following the Effective Time. The material differences, and some of the important similarities, between the rights of stockholders of the Bank and the rights of stockholders of the Company are described below. The following description does not purport to be a complete statement of such differences and similarities, but is intended as a summary only. The Articles of Incorporation of the Bank, the By-Laws of the Bank (as they will be in effect immediately following the Effective Time) and a restatement of Certificate of Incorporation, as amended, of the Company as in effect on the date hereof are attached hereto as Exhibit B, Exhibit C and Exhibit D, respectively, and incorporated herein by reference and should be reviewed carefully by each stockholder.

  Capital Stock. As of the Record Date, the Company had 20,000,000 shares of authorized common stock, of which 10,463,428 shares were issued, of which 9,692,934 shares were outstanding, and 770,494 shares were held as treasury shares, 2,530,283 shares were reserved for issuance under its stock option agreements and its employee benefit plans and 7,006,289 shares were otherwise available for future issuance. As of such date, the Company also had 500,000 shares of authorized but unissued preferred stock. The Bank's Articles of Incorporation provide for 25,000,000 shares of authorized common stock and 500,000 shares of authorized preferred stock.

  Under Nevada law, the authorization, and issuance in certain cases, of capital stock by the Bank will require the prior approval of the Commissioner. In contrast to the Bank, the Company may authorize and issue shares of capital stock without obtaining the prior approval of the Commissioner. The offer and sale of capital stock of the Company is subject to the registration requirements of the Securities Act of 1933 (the "Securities Act"); by contrast, offers and sales of capital stock of the Bank are exempt from those registration requirements.

  Preferred Stock. Under both the Bank's Articles of Incorporation and the Company's Certificate of Incorporation, the respective boards of directors of the Bank and the Company are authorized to cause the Company to issue preferred stock in series and to fix the powers, designations, preferences, or other rights of the shares of each such series and the qualifications, limitations and restrictions thereon. The Company has issued preferred stock in the past but no such preferred stock is presently outstanding. While the Company may issue preferred stock without the prior approval of a bank regulatory agency, the issuance of preferred stock by the Bank would be subject to the prior approval by the Commissioner. If preferred stock were issued by the Bank after the Reorganization, it could if so determined by the Bank's board of directors rank prior to the Bank Common Stock as to dividend rights, liquidation preferences, or both, have full or limited voting rights (including multiple voting rights and voting rights as a class), and be convertible into shares of Bank Common Stock. There are no definitive plans or arrangements for the issuance of preferred stock by the Bank following the Reorganization.

  Voting Rights. All voting rights are vested in the holders of Company Common Stock, subject to the issuance by the Company of preferred stock with voting rights. Each share of Company Common Stock is entitled to one vote on all matters that stockholders are permitted to vote upon, without any right to cumulative voting in the election of directors. Holders of Bank Common Stock will have the same voting rights that the holders of Company Common Stock presently enjoy. The issuance by the Bank of preferred stock with voting rights would have the same effect on the voting rights of its common stockholders as an issuance by the Company of preferred stock would have on the voting rights of the Company's common stockholders.

  Transfer Agent and Registrar. Chase Mellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Company Common Stock and will be the transfer agent and registrar for the Bank Common Stock.

  Meetings of Stockholders; Actions by Written Consent of Stockholders. The Articles of Incorporation and By-Laws of the Bank will provide that (i) a special meeting of stockholders may be called only by a majority of the entire Board of Directors or by the holders of not less than two-thirds of the votes entitled to be cast by the holders of all shares of voting stock then outstanding and (ii) the stockholders may not act by written consent. The Certificate of Incorporation of the Company contains similar provisions and the Company's By-Laws additionally require that stockholders seeking to call a special meeting must hold 80% of such voting power. The By-Laws of the Bank and the Company also contain substantially similar provisions to the effect that certain advance notice requirements must be met if a stockholder wishes to have a matter considered at a meeting of stockholders.

  Dividend Rights. The stockholders of the Bank will be entitled to dividends when and as declared by the Bank's Board of Directors. Under the provisions of Nevada law that will be applicable to the Bank following the Reorganization, a bank is not permitted to declare a dividend out of net profits until (i) the surplus fund of the bank equals its initial stockholders' equity, not including its initial surplus fund; (ii) there has first been carried to the surplus fund 10% of the previous year's net profits; and (iii) the stockholders' equity is at least 6% of the total deposit liabilities of the Bank. Dividend payments may be further restricted by certain other statutory requirements. After the Reorganization, it is not presently anticipated that the Bank will declare dividends for the foreseeable future. After the Reorganization, the declaration of dividends by the Bank will be limited, to a certain extent, by the terms of various debt obligations of the Company which will be assumed by the Bank in the Reorganization.

  The stockholders of the Company are entitled to dividends when and as declared by the Company's Board of Directors out of funds legally available therefor. Under Delaware law, a corporation can pay dividends out of surplus or, if there is no surplus, out of net profits for the current year and/or the immediately preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). See "Information Regarding the Company and the Bank--Company Common Stock Trading History" and--"Dividend Policy." Because substantially all of the Company's business activities are conducted through the Bank and the Company has limited financial resources other than those it holds through the Bank, in practice the Company can declare and pay dividends only to the extent the Bank first declares and pays dividends to the Company. Accordingly, the Company's ability to pay dividends presently is effectively subject to the Nevada law limitations described above. The issuance of preferred stock with a preference over common stock as to dividends would affect the dividend rights of the Company's common stockholders in the same way as such an issuance by the Bank would affect the dividend rights of the Bank's common stockholders. Neither the Company nor the Bank has any present intention to issue preferred stock with a preference as to dividend rights.

  Preemptive Rights. The stockholders of the Bank, like the stockholders of the Company, will not have preemptive rights.

  Repurchase of Stock. The Company may purchase or retire its own stock in the open market subject to certain statutory restrictions. Under Nevada law and the Federal Deposit Insurance Act, the Bank may also purchase its own stock subject to certain regulatory restrictions and approvals.

  Amendment of Articles or Certificate of Incorporation. The Bank's Articles of Incorporation provide that, notwithstanding any lesser percentage required by law, an amendment of the Articles of Incorporation must be approved by the affirmative vote of the holders of two-thirds of Bank Common Stock if such amendment would amend or repeal, or adopt any provisions inconsistent with, Articles 5, 6, 7, 8 or 11 of the Articles of Incorporation, which address the election and powers of directors, the vote required to approve a Business Combination (as defined in the Articles of Incorporation), purchases by the Bank of voting stock from an Interested Stockholder (as defined in the Articles of Incorporation), the calling of special meetings of stockholders and the amendment procedure. The Company's Certificate of Incorporation contains substantially similar provisions.

  Amendment of By-Laws. The By-Laws of the Bank provide that, except to the extent prohibited by Nevada law, such By-Laws may be amended by a vote of a majority of the directors then in office, without the assent or vote of the stockholders. The Bank's By-Laws also may be amended by the vote of the holders of not less than two-thirds of the outstanding voting power of all outstanding voting stock of the Bank. Nevada law provides that the power of the directors to adopt by-laws is subject to the by-laws, if any, adopted by the stockholders. The By-Laws of the Company provide that such By-Laws may be amended by a vote of a majority of the directors then in office, without the assent or vote of the stockholders. The Company's By-Laws may also be amended by the vote of the holders of not less than 50% of the outstanding voting power of all outstanding voting stock of the Company.

  Requirements for Certain Extraordinary Corporate Transactions. The Certificate of Incorporation of the Company contains, and the Articles of Incorporation of the Bank will contain, a substantially identical series of provisions regarding certain types of extraordinary corporate transactions. These provisions, together with the classified board provisions described below, under "Directors" and the provisions discussed above under "Meetings of Stockholders; Actions by Written Consent of Stockholders," may have the effect of discouraging takeover activity which has not been approved by the Board of Directors of the Bank or the Company, as the case may be. The following descriptions apply equally to the Company's Certificate of Incorporation and the Bank's Articles of Incorporation.

  Business Combinations. Certain "Business Combinations" must be approved by either a majority of the Continuing Directors (as defined) or by not less than two-thirds of the votes entitled to be cast by the holders of all outstanding shares of voting stock, voting together as a single class. "Business Combination" is defined to include (i) any merger or consolidation of the Company (or the Bank, as applicable) or any of its subsidiaries with any Interested Stockholder or its affiliate; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to any Interested Stockholder or its affiliate of any assets of the Company (or the Bank, as applicable) or any subsidiary having an aggregate fair market value of $1,000,000 or more;
(iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company (or Bank, as applicable) proposed by or on behalf of an Interested Stockholder or its affiliates; and (iv) any reclassification of securities or recapitalization of the Company (or the Bank, as applicable), or any merger or consolidation of the Company (or the Bank, as applicable) with any of its subsidiaries or other transaction that has the effect of increasing the proportionate share of any class or series of capital stock, or any securities of any subsidiary, that is beneficially owned by any Interested Stockholder or its affiliates.

  An "Interested Stockholder" is defined as any person (other than the Company or any subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of voting stock representing 15% or more of the votes entitled to be cast by the holders of all then-outstanding shares of voting stock; (b) is an affiliate or associate of the Company (or the Bank, as applicable) and at any time within the two-year period immediately prior to the date in question was the beneficial owner of voting stock representing 15% or more of the votes entitled to be cast by the holders of all then-outstanding shares of voting stock; or (c) is the assignee of, or has otherwise succeeded to, any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

  The Business Combination requirements described above will not be applicable, in the case of either the Company or the Bank, to the Reorganization, and generally would not be applicable to transactions proposed by management which have been approved by the Board of Directors and do not involve an Interested Stockholder.

  Stock Repurchases. Any repurchase by the Company (or the Bank, as applicable) of its voting stock from an Interested Stockholder, other than pursuant to an offer to the holders of all the outstanding shares of the same class as those so purchased at a per share price in excess of the Fair Market Value (as defined) at the time of purchase requires, in the event the Interested Stockholder became an Interested Stockholder within three years of the date of purchase, the affirmative vote of a majority of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock (other than voting stock owned by the Interested Stockholder), voting together as a single class. This type of provision is sometimes referred to as an "anti-greenmail" provision.

  Statutory Provisions. Delaware and Nevada each have business combination statutes that generally restrict the ability of an "interested stockholder" to engage in a business combination with the subject company for a period of three years following the time the interested stockholder became an interested stockholder, without the prior consent of the subject company's board of directors. Nevada has (and Delaware does not have) a "control share statute" that prohibits a person who acquires or offers to acquire (the "Acquiror") a controlling interest (the "Control Shares") in a company from having any voting rights with respect to such Control Shares, unless approved by a vote of a majority of the holders of all outstanding shares of stock of such company. If the stockholders do approve to give the Acquiror's Control Shares voting power, any stockholder who did not vote in favor of authorizing voting rights for such Control Shares is entitled to demand payment for the fair value of his shares.

  Indemnification and Limitation on Liability. The By-Laws of the Bank and the Company provide that directors, officers, employees and agents of the Bank and the Company shall, upon a determination made by uninterested directors, independent legal counsel or the stockholders, be indemnified against liabilities and expenses arising out of service for or on behalf of the Bank and the Company, respectively. Such indemnification shall not be provided if it is determined that the action giving rise to the liability was not taken in good faith in the reasonable belief that the action was in the best interests of the Bank or the Company, respectively, and with respect to any criminal action or proceeding, there was no reasonable cause to believe that the conduct was unlawful.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Securities Act and is therefore unenforceable.

  The Company's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, its directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the Board of Directors may prospectively restrict the extent of the limitations on liability. The Bank's Articles of Incorporation contain a substantially similar provision but do not provide for a right of the board of directors to prospectively restrict the limitations on directors' liabilities provided for in those Articles. Both Delaware and Nevada law place restrictions on the effectiveness of exculpatory provisions of this type.

  Directors. The Articles of Incorporation and By-Laws of the Bank will provide that its board of directors shall consist of not less than five nor more than 30 directors, with the exact number to be fixed by vote of the Board of Directors of the Bank. As of May 30, 1997, the Bank had 11 directors. The By-Laws of the Bank also provide that a person shall not be eligible to stand for election (or re-election) as a director for a term that would commence after that person's seventy-second birthday. Furthermore, the Bank's By-Laws provide that no person may serve or continue to serve as a director (i) who is not qualified to serve under applicable banking laws and regulations or (ii) whose service as a director is opposed to in writing by any bank regulatory official having jurisdiction over the Bank. The By-Laws of the Company provide that its board of directors shall consist of not less than three nor more than 18 directors, with the exact number to be fixed by vote of the Board of Directors of the Company. As of May 30, 1997, the Company had ten directors, three of whom are now serving as directors of the Bank. The Plan of Merger contemplates that at the Effective Time, the Bank will have 18 directors. See "Proposal One--The Reorganization--Management." Both the Bank's Articles of Incorporation and the Company's Certificate of Incorporation provide for three-year staggered terms for directors. Pursuant to those provisions, no more than approximately one-third of the directors will stand for election in any one year, and there will be no cumulative voting in the election of directors.

  Following the Reorganization, the executive officers of the Bank will continue to serve in their current capacities for the Bank.

  The Company's Certificate of Incorporation provides that a director of the Company may be removed from office with or without cause by a majority of the votes cast at a meeting at which a quorum is present. The Bank's Articles of Incorporation will provide that a director of the Bank can be removed for cause by the vote of stockholders representing two-thirds of the voting power of all capital stock entitled to vote and may be removed, other than for cause only by unanimous vote of all holders of Bank Common Stock.

  The Articles of Incorporation of the Bank provide that a vacancy in its Board of Directors may be filled by a vote of the majority of the remaining directors then in office. A director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor. The Certificate of Incorporation of the Company has similar provisions for filling board vacancies.

BUSINESS OF THE COMPANY

  The Company is a business corporation formed in February 1985 under the laws of the State of Delaware. The Company was organized for the purpose of becoming the holding company of the Bank and other thrift companies. In December 1993, the Company acquired all of the outstanding stock of the Bank. The main office of the Company, and its principal place of business, is 388 Market Street, San Francisco, California 94111. The telephone number is (415) 392-1400. Upon completion of the Reorganization, the Company's separate corporate existence will terminate. The Company's assets consist principally of all of the outstanding Bank Common Stock. The primary business of the Company has been to act as the holding company of the Bank and other thrift companies.

BUSINESS OF THE BANK

  First Republic Savings Bank is a Nevada-chartered thrift company, organized in 1979. The Bank had assets of $2.1 billion as of December 31, 1996 and $2.2 billion as of March 31, 1997. The Bank's operations are conducted through its two offices located in Las Vegas, Nevada and eleven offices located in the San Francisco Bay area, Los Angeles, Beverly Hills and San Diego, California. The Bank's market areas include Clark County, Nevada, as well as the San Francisco Bay Area, Los Angeles County and San Diego County in California. The economic base of the Bank's market area is diversified and includes a number of financial service institutions, service and industrial companies, hospitals and other health care facilities and educational institutions.

  The Bank's primary business is the origination of real estate secured loans for retention in the portfolio of the Bank. In addition, the Bank originates mortgage loans for sale to institutional investors in the secondary market and also generates fee income by servicing mortgage loans for such institutional investors and other third parties. The Bank's depository activities and advances from the Federal Home Loan Bank of San Francisco (the "FHLB") are its principal source of funds with loan principal repayments and sales of loans as supplemental sources.

  The Bank's loan portfolio primarily consists of loans secured by single family residences and, to a lesser extent, multifamily buildings and seasoned commercial real estate properties. Currently, the Bank's strategy is to focus on the origination of single family mortgage loans and to limit the origination of multifamily and commercial mortgage loans. A substantial portion of single family loans have been originated for sale in the secondary market, whereas historically a small percentage of apartment and commercial loans has been sold. From its inception in 1985 through March 31, 1997, the Company and the Bank originated approximately $6.1 billion of loans, of which approximately $4.2 billion have been single family homes loans; approximately $2.1 billion of loans have been sold to investors.

MANAGEMENT

  The Board of Directors of the Company currently consists of ten persons. The Board of Directors of the Bank currently consists of 11 persons, three of whom are also members of the Board of Directors of the Company. Under the Bank's Articles of Incorporation and By-Laws, the directors of the Bank each serve three year terms, with members of the Board being divided into three approximately equal groups so that one-third of all directors are elected each year. The Plan of Merger provides that the Bank's board of directors immediately following the Effective Time will consist of the persons who, immediately prior to the Effective Time, were members of the Bank's board of directors or the Company's board of directors. It is expected that all of the current directors of the Bank and of the Company will serve as directors of the Bank following completion of the Reorganization.

  The following tables set forth certain information with respect to each person who currently is a director of the Bank or the Company including (i) each such person's age and principal occupation, (ii) the year such person first became a Director of the Bank or the Company, (iii) the year in which such person's term as a director presently is scheduled to expire and (iv) the year in which such person's term as a director of the Bank following the reorganization will expire.

                    DIRECTORS OF FIRST REPUBLIC BANCORP INC.

                                                                                             FOLLOWING
                                                                  YEAR FIRST              REORGANIZATION,
                                                                   ELECTED      TERM AS       TERM AS
                         AGE AS OF                               OR APPOINTED DIRECTOR OF DIRECTOR OF THE
                         JUNE 30,      PRINCIPAL OCCUPATION      DIRECTOR OF  THE COMPANY    BANK WILL
          NAME             1997           AND BACKGROUND         THE COMPANY    EXPIRES       EXPIRE
------------------------ --------- ----------------------------- ------------ ----------- ---------------
Roger O. Walther........    61     Chairman of the Board of          1985        2000          2000
                                   Directors of the Company.
                                   Mr. Walther is Chairman
                                   and Chief Executive
                                   Officer of ELS Educational
                                   Services, Inc., the largest
                                   teacher of English as a
                                   second language in the
                                   United States. Formerly, he
                                   served as Chairman of San
                                   Francisco Bancorp. He is
                                   a director of Charles
                                   Schwab & Co., Inc. B.S.,
                                   1958, United States Coast
                                   Guard Academy; M.B.A., 1961,
                                   Wharton School, University of
                                   Pennsylvania; and member
                                   of the Graduate Executive
                                   Board of Wharton School.
James H. Herbert, II....    52     President, Chief Executive        1985        2000          2000
                                   Officer and Director of the
                                   Company and the Bank.
                                   From 1980 to July 1985,
                                   Mr. Herbert was President,
                                   Chief Executive Officer and
                                   adirector of San Francisco
                                   Bancorp. B.S., 1966, Babson
                                   College; M.B.A., 1969,
                                   New York University, and
                                   a member of The Babson
                                   Corporation.

                                                                                          FOLLOWING
                                                               YEAR FIRST              REORGANIZATION,
                                                                ELECTED      TERM AS       TERM AS
                         AGE AS OF                            OR APPOINTED DIRECTOR OF DIRECTOR OF THE
                         JUNE 30,     PRINCIPAL OCCUPATION    DIRECTOR OF  THE COMPANY    BANK WILL
          NAME             1997          AND BACKGROUND       THE COMPANY    EXPIRES       EXPIRE
------------------------ --------- -------------------------- ------------ ----------- ---------------
Katherine August-           49     Executive Vice President,      1988        1998          1998
deWilde.................           Chief Operating Officer
                                   and Director of the
                                   Company. Director of the
                                   Bank since 1985. Ms.
                                   August-deWilde served as
                                   Chief Financial Officer of
                                   the Company from July
                                   1985 until August 1988.
                                   Previously, Ms. August-
                                   deWilde served as Senior
                                   Vice President and Chief
                                   Financial Officer at PMI
                                   Corporation. A.B., 1969,
                                   Goucher College; M.B.A.,
                                   1975 Stanford University.
Richard M. Cox-Johnson..    62     Director. Mr. Cox-             1986        1999          1999
                                   Johnson is a director of
                                   Premier Consolidated
                                   Oilfields PLC. Graduate
                                   of Oxford University,
                                   1955.
Kenneth W. Dougherty....    70     Director. Mr. Dougherty        1985        1999          1999
                                   is an investor and was
                                   previously President of
                                   Gill and Duffus
                                   InternationalInc. and Farr
                                   Man & Co. Inc.,
                                   international commodity
                                   trading companies. B.A.,
                                   1948, University of
                                   Pennsylvania.

                                                                                              FOLLOWING
                                                                   YEAR FIRST              REORGANIZATION,
                                                                    ELECTED      TERM AS       TERM AS
                         AGE AS OF                                OR APPOINTED DIRECTOR OF DIRECTOR OF THE
                         JUNE 30,       PRINCIPAL OCCUPATION      DIRECTOR OF  THE COMPANY    BANK WILL
          NAME             1997            AND BACKGROUND         THE COMPANY    EXPIRES       EXPIRE
------------------------ --------- ------------------------------ ------------ ----------- ---------------
Frank J. Fahrenkopf,        57     Director. Mr. Fahrenkopf           1985        1999          1999
Jr. ....................           is President and Chief
                                   Executive Officer of the
                                   American Gaming
                                   Association. Previously,
                                   he was a partner in the
                                   law firm of Hogan &
                                   Hartson. From January
                                   1983 until January 1989,
                                   he was Chairman of the
                                   Republican National
                                   Committee. B.A., 1962,
                                   University of Nevada-
                                   Reno; L.L.B., 1965,
                                   University of California-
                                   Berkeley.
L. Martin Gibbs.........    59     Director. Mr. Gibbs                1985        1998          1998
                                   is a partner with the law firm
                                   of Rogers & Wells, one of the
                                   Company's and Bank's
                                   outside counsel. B.A.,
                                   1959, Brown University;
                                   J.D., 1962, Columbia
                                   University.
James F. Joy............    60     Director. Mr. Joy is a             1985        2000          2000
                                   Director of European
                                   Business Development for
                                   CVC Capital Partners
                                   Europe Limited and a non-
                                   executive director of
                                   Sylvania Lighting
                                   International. B.S., 1959
                                   and B.S.E.E., 1960,
                                   Trinity College; M.B.A.,
                                   1964, New York
                                   University.
John F. Mangan..........    60     Director. Mr. Mangan               1985        1998          1998
                                   is an investor and was
                                   previously, President of
                                   Prudential-Bache Capital
                                   Partners, Inc. and a
                                   Managing Director of
                                   Prudential-Bache
                                   Securities, Inc. B.A.,
                                   1959, University of
                                   Pennsylvania.

                                                                                            FOLLOWING
                                                                 YEAR FIRST              REORGANIZATION,
                                                                  ELECTED      TERM AS       TERM AS
                         AGE AS OF                              OR APPOINTED DIRECTOR OF DIRECTOR OF THE
                         JUNE 30,      PRINCIPAL OCCUPATION     DIRECTOR OF  THE COMPANY    BANK WILL
          NAME             1997           AND BACKGROUND        THE COMPANY    EXPIRES       EXPIRE
------------------------ --------- ---------------------------- ------------ ----------- ---------------
Barrant V. Merrill......    66     Director. Mr. Merrill            1985        2000          2000
                                   is an investor. He is the
                                   Managing Partner of Sun
                                   Valley Partners.
                                   Previously, he was a
                                   General Partner of Dakota
                                   Partners and of Galena
                                   Partners and Chairman of
                                   Pershing & Co., Inc., a
                                   division of Donaldson,
                                   Lufkin & Jenrette. From
                                   1985 to 1996, Mr. Merrill
                                   was a Director of the
                                   Bank. B.A., 1953,
                                   Cornell University.
James J. Baumberger.....    54     Director. Mr. Baumberger         1993        1998          2000
                                   has been employed by
                                   the Company and the
                                   Bank since May 1990 and
                                   is currently Executive
                                   Vice President for
                                   Nevada Operations
                                   of the Bank.
James P. Conn...........    59     Director. Mr. Conn is            1995        1998          1999
                                   Managing Director and
                                   Chief Investment Officer
                                   of Financial Security
                                   Assurance Inc. He
                                   is a director of Gabelli
                                   Equity Trust, Gabelli Global
                                   Multimedia Trust, Santa
                                   Anita Companies, and
                                   California Jockey Club.
                                   B.S., 1959, Santa
                                   Clara University.
Thomas A. Cunningham....    62     Director. Mr. Cunningham         1988        1998          1998
                                   is retired and formerly
                                   was President of the
                                   California Thrift Guaranty
                                   Company and a banking
                                   executive. Member of
                                   the U.S. Marine Corps
                                   until 1971.

                                                                                               FOLLOWING
                                                                    YEAR FIRST              REORGANIZATION,
                                                                     ELECTED      TERM AS       TERM AS
                         AGE AS OF                                 OR APPOINTED DIRECTOR OF DIRECTOR OF THE
                         JUNE 30,       PRINCIPAL OCCUPATION       DIRECTOR OF  THE COMPANY    BANK WILL
          NAME             1997            AND BACKGROUND          THE COMPANY    EXPIRES       EXPIRE
------------------------ --------- ------------------------------- ------------ ----------- ---------------
Jerry Lykins............    61     Director. Mr. Lykins is a           1994        1998          1998
                                   retired Mortgage Banker.
                                   B.S., 1961, University
                                   of California-Berkeley.
Stuart J. Mason.........    61     Director. Mr. Mason is              1993        1998          2000
                                   President, Taylor International
                                   Corporation, a general
                                   contractor. B.S.,
                                   1958, University of Miami.
Linda G. Moulds.........    47     Director. From 1985 until           1985        1998          1998
                                   February 1997, Ms. Moulds
                                   was Vice President and
                                   Controller of the Company
                                   and the Bank. B.S., 1971,
                                   Temple University.
Willis H. Newton, Jr....    48     Director. Mr. Newton has            1988        1998          1999
                                   been Senior Vice President
                                   and Chief Financial Officer
                                   of the Company and the
                                   Bank since August 1988.
                                   B.A., 1971, Dartmouth
                                   College; M.B.A., 1976,
                                   Stanford University
Kent R. Willson.........    75     Director. Mr. Willson is a          1989        1998          1999
                                   retired Engineer and
                                   engineering consultant.
                                   B.S., University of
                                   Washington, 1948.

--------
Roger O. Walther, James H. Herbert, II and Katherine August-deWilde, who are directors of the Company, are also directors of the Bank.

BANK REGULATION

  Holding Company Regulations. Bank holding companies are subject to regulation and supervision by the Federal Reserve pursuant to the Bank Holding Company Act (the "BHCA"). The regulations of the Federal Reserve restrict or require prior approval for acquisitions of ownership or control of banks or other companies, restrict transactions between a bank holding company and its affiliates, restrict tying arrangements, limit nonbanking activities of a bank holding company and its subsidiaries, require the filing of annual and periodic reports and give the Federal Reserve supervisory authority over various activities of such holding company. Currently, the Company is not a bank holding company since the Bank is chartered as a thrift company, not a bank. After the Reorganization, neither the Company nor the Bank will be subject to the regulations or authority of the Federal Reserve, except as certain of such regulations are made applicable to the Bank by law and regulations of the FDIC.

  Certain Federal and State Restrictions on Acquisition of Stock. Any attempt to acquire control of the Company, currently, or the Bank, following completion of the Reorganization, through the purchase of stock would be subject to regulation under Nevada law, the federal Change in Bank Control Act of 1978, as amended, and the federal banking agency regulations promulgated thereunder.

  With respect to acquisition of the Bank's stock following completion of the Reorganization, Nevada law prohibits any person from acquiring voting stock of a bank that would result in such person having the power, directly or indirectly, to direct the management or policies of such bank or to vote 25% or more of such stock unless such person has provided the Commissioner with 60 days' prior notice and certain information in connection therewith, and the acquisition has not been disapproved by the Commissioner. An exemption from these requirements is provided for acquiring persons who have complied with substantially similar procedures under the federal law provisions outlined below.

  Under the federal Change in Bank Control Act of 1978, an acquisition of 25 percent or more of a class of voting securities of the Bank by any person or any person acting in concert with others requires notice to and approval by the FDIC. Any acquisition of 10 percent or more of any class of voting securities of the Bank by any person or any person acting in concert with others will be presumed to be an acquisition of control and notice to and approval by the FDIC is required, provided no other person owns a greater proportion of that class of voting securities. Control, for purposes of the Change in Bank Control Act of 1978, is defined to include the power, directly or indirectly, to control management or policies of a bank or its holding company. Notice to the FDIC must be given 60 days prior to any such acquisition. The FDIC may extend the period by which it may review and approve by an additional 90 days.

  Prior approval of the Federal Reserve would be required for an acquisition of control of the Bank or the Company by any "company" defined under the BHCA. Control for purposes of the BHCA would be based on a 25% voting stock test or on the ability of the acquiror otherwise to control the election of a majority of the Board of Directors of the Bank or the Company or on the ability of the acquiror to exert controlling influence over the management and policies of the Bank or the Company (as set forth in the BHCA). As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHCA. A bank holding company's business activities are generally limited to those activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Registration as a bank holding company would generally require divestiture or other termination of other business activities not approved for bank holding companies by the Federal Reserve under the foregoing test.

  In addition to the aforementioned state and federal laws governing the acquisition of stock of a bank or a bank holding company, there are various provisions of Delaware and Nevada law which apply to the acquisition of stock of business corporations and banks.

  Regulation of the Bank Following the Reorganization. As a Nevada-chartered, FDIC-insured bank, the Bank will be subject to regulation and supervision by the Commissioner and the FDIC.

  Nevada Law. As a Nevada-chartered bank, the Bank will be subject to regulation and examination by the Commissioner. The Nevada statutes and regulations govern, among other things, branching, lending and investment powers, deposit activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings, and payment of dividends. The Bank will also be subject to state regulatory provisions covering such matters as issuance of capital stock, branching, and mergers and acquisitions. Under Nevada law, the Bank will have the authority to acquire or merge with banking institutions organized under the laws of other states with the approval of the Commissioner and in accordance with the laws of such other states and relevant federal law.

COMPANY COMMON STOCK TRADING HISTORY

  The following table sets forth the range of high and low closing sale prices of Company Common Stock as reported on the NYSE for the quarterly periods indicated.

                          FIRST REPUBLIC BANCORP INC.
                         COMMON STOCK TRADING HISTORY

                                                                      PRICE
                                                                  -------------
FISCAL YEAR                                                        HIGH   LOW
-----------                                                       ------ ------
1994
   First Quarter................................................. $16.38 $13.59
   Second Quarter................................................  15.75  12.88
   Third Quarter.................................................  15.50  13.00
   Fourth Quarter................................................  13.38  10.00
1995
   First Quarter................................................. $11.38 $ 9.88
   Second Quarter................................................  13.50  11.13
   Third Quarter.................................................  14.13  12.38
   Fourth Quarter................................................  13.25  11.00
1996
   First Quarter................................................. $13.88 $12.25
   Second Quarter................................................  15.38  12.63
   Third Quarter.................................................  15.63  12.63
   Fourth Quarter................................................  17.88  15.38
1997
   First Quarter................................................. $24.63 $16.88
   Second Quarter................................................  23.25  19.88
   Third Quarter (through July 15, 1997).........................  23.75  22.94

  The closing sale price for Company Common Stock on July 15, 1997 was $23.63. There is no assurance that trading in Bank Common Stock will be at prices similar to those at which Company Common Stock has been trading.

DIVIDEND POLICY

  The Company has never paid a cash dividend on its common stock. Following completion of the Reorganization, the payment of dividends by the Bank will be subject to the discretion of the Board of Directors of the Bank, the terms of the various debt instruments to which the Company currently is a party which will be assumed by the Bank in the Reorganization and to restrictions imposed by applicable FDIC regulations and law, including Nevada banking law. It is not expected that, after the Reorganization, the Bank will declare dividends for the foreseeable future.

AUTHORIZED BANK CAPITAL STOCK OF BANK

  The Bank's Articles of Incorporation authorize 25,000,000 shares of Bank Common Stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share (the "Bank Preferred Stock"). The Board of Directors of the Bank has authority to divide the Bank Preferred Stock into one or more series and has broad authority to fix and determine the relative rights and preferences of the shares of each such series. As of the Record Date, no shares of Bank Preferred Stock have been issued or are outstanding. The following summary description of Bank Common Stock is qualified in its entirety by reference to the Bank's Articles of Incorporation and the Bank's Bylaws which are attached hereto as Exhibit B and Exhibit C, respectively. See also "Proposal One--The Reorganization--Comparison of Stockholders' Rights-- Capital Stock."

BANK COMMON STOCK

  The holders of Bank Common Stock are entitled to receive, out of any net profits available for dividends, such dividends as may from time to time be declared by the Board of Directors, subject to Nevada banking law.

  In the event of any liquidation, dissolution, or winding up of the Bank (whether voluntary or involuntary), after payment in full of any amounts payable upon any such liquidation, dissolution or winding up, the holders of Bank Common Stock are entitled to share ratably per share of Bank Common Stock in all of the assets of the Bank then remaining.

  The holders of Bank Common Stock possess full voting power with respect to the election of directors and all other purposes, except as limited by the Bank's Articles of Incorporation, By-Laws or Nevada law. Each holder of Bank Common Stock is entitled to one vote for each full share of Bank Common Stock then issued and outstanding and held in such record holder's name. The Bank's Articles of Incorporation provide that, notwithstanding any lesser percentage required by law, an amendment to the Articles of Incorporation must be approved by the affirmative vote of the holders of two-thirds of Bank Common Stock if such amendment would amend or repeal, or adopt any provisions inconsistent with, Articles 5, 6, 7, 8 or 11 of the Articles of Incorporation, which address election and power of directors, the vote required to approve a Business Combination, purchases by the Bank of voting stock from an Interested Stockholder, the calling of special meetings of stockholders and the amendment procedure. The Bank's Articles of Incorporation does not provide for either preemptive rights or cumulative voting with respect to Bank Common Stock. See "Proposal One--The Reorganization--Comparison of Stockholders Rights and -- Requirements for Certain Extraordinary Corporate Transactions" for a description of certain provisions that may have the effect of discouraging any takeover proposal which has not been approved by the Bank's Board of Directors.

LEGAL OPINION

  The legality under Nevada law of the shares of the Bank Common Stock issuable upon consummation of the Merger will be passed upon for the Bank by Lionel Sawyer & Collins, Nevada counsel to the Bank.

                      PROPOSAL TWO--THE STOCK OPTION PLAN

  At the Special Meeting, the Company's stockholders will be asked to vote to ratify and approve the adoption of the Company's Amended and Restated Stock Option Plan, which will include ratification and approval of an increase in the number of shares of Company Common Stock issuable pursuant to the Stock Option Plan by 100,000 shares, from 710,000 shares to 810,000 shares.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE ADOPTION OF THE COMPANY'S AMENDED AND RESTATED STOCK OPTION PLAN.

BACKGROUND

  The amendment and restatement of the Stock Option Plan was approved by the Company's Board of Directors on February 5, 1997, subject to approval by the stockholders. The principal purposes of the amendment and restatement were (i) to increase the number of shares of Company Common Stock authorized for issuance on exercise of options issued pursuant to the Stock Option Plan by 100,000 shares, from 710,000 shares to 810,000 shares and (ii) to extend the term of the Stock Option Plan, which had expired in 1995, to 2007..

  The amendment and restatement of the Stock Option Plan was submitted for approval by the stockholders at the Company's Annual Meeting of Stockholders held on April 30, 1997 and the proposal presented to the stockholders was adopted at the Annual Meeting. The Board of Directors believes, however, that the description of the amendment to the Stock Option Plan that was contained in the Company's proxy statement with respect to the Annual Meeting may have been incomplete. While that proxy statement accurately stated that the number of shares authorized for issuance under the Stock Option Plan was to be increased by 100,000 shares, it did not clearly state that as a result of the increase, the total number of shares authorized for issuance under the Stock Option Plan following the increase would be 810,000. While the Board does not believe this omission materially affected the outcome of the vote at the Annual Meeting, it has determined nonetheless to re-submit the matter for the approval of the stockholders.

  Except for the clarification regarding the total number of shares issuable under the Stock Option Plan, the description in this Proxy Statement of the Stock Option Plan, and the related information regarding director and executive compensation, are substantially the same as the corresponding description and information in the proxy statement for the 1997 Annual Meeting.

  The terms and provisions of the Stock Option Plan are summarized below. This summary, however, does not purport to be a complete description of the Stock Option Plan and this description is qualified in its entirety by the terms of the Stock Option Plan. Copies of the actual plan documents may be obtained by any stockholder upon written request to the Secretary to the Company.

  The Stock Option Plan is an amendment, restatement and continuation of the Company's 1985 Stock Option Plan which was approved by the stockholders in 1985 and which expired in 1995. The purpose of the Stock Option Plan is to authorize the grant of (i) non-qualified stock options and (ii) incentive stock options (collectively, "Stock Incentives") to eligible employees of the Company or any subsidiary thereof. This granting of Stock Incentives is intended to benefit the Company by giving such eligible employees a greater personal interest in the success of the enterprise and an added incentive to continue and advance in their service to the Company and its subsidiaries.

ADMINISTRATION

  The Stock Option Plan will be administered by the Compensation Committee (the "Committee"). The Committee has exclusive authority to authorize the granting of Stock incentives. Any Interpretation and construction of any provision of the Stock Option Plan made by the Committee shall be final, binding and conclusive on all persons having any interest thereunder.

SECURITIES SUBJECT TO THE STOCK OPTION PLAN

  The shares issued upon an exercise of a Stock Incentive under the Stock Option Plan may be either (i) authorized but unissued shares or (ii) treasury shares of Common Stock of the Company. The maximum aggregate number of shares which may be made the subject of Stock Incentives granted under the Stock Option Plan may not exceed 810,000. Not more than 50,000 shares may be made the subject of Stock Incentives granted under the Stock Option Plan to any one individual on or after February 5, 1997.

ELIGIBILITY

  Any employee of the Company or of a subsidiary thereof, including an officer or director who is also an employee, who in the judgment of the Committee can contribute significantly to the growth and successful operations of the Company or a subsidiary may receive a Stock Incentive. At this present time, the Company does not intend to grant any of the additional 100,000 shares in the amended and restated Stock Option Plan as Stock Incentives to its executive management team consisting of the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, and the Senior Vice President and Chief Financial Officer.

STOCK INCENTIVES

  The Stock Incentives will have exercise prices not less than 100% of the fair market value (as defined in the Stock Option Plan) of the Common Stock at the date of grant. Unless otherwise provided by the particular Stock Incentive, the exercise price may be paid, in whole or in part, (i) in cash;
(ii) by certified or cashier's check payable to the order of the Company;
(iii) in shares of Common Stock valued at fair market value at the time of exercise; or (iv) by payment of cash equal to the par value of each share multiplied by the number of shares purchased and the remaining proceeds by promissory note subject to the terms and conditions as authorized by the Committee in its discretion and as set forth in the initial grant of the Stock Incentive. As an alternative to payment in full by the recipient of the Stock Incentive (the "Optionee") of the exercise price, the Committee, in its discretion, may allow an Optionee, upon exercise of the Stock Incentive, to receive from the Company cash in an amount equal to the excess of the value of one share over the exercise price times the number of shares as to which the Stock Incentive is exercised or the number of whole shares of Common Stock having an aggregate value not greater than such excess.

  The Optionee will be able to exercise Stock Incentives from time to time as specified in the particular Stock Incentive. The Committee shall determine the expiration date of the Stock Incentives, which date, with respect to non-qualified stock options, shall be no later than ten years and one month from the date of grant or, if earlier, the employee's normal retirement date. Except in the circumstances described below, the Stock Incentives to be granted under the amended and restated stock option plan must be exercised during the period the Optionee is in the employ of the Company. If an Optionee's service to the Company terminates by reason of Disability (as defined in the Stock Option Plan), the Optionee may exercise his Stock Incentives on, or any time within, the 12 months following the date of such termination to the extent that the Optionee was entitled to exercise the Stock Incentive at the date of the termination (but in no event after the date of expiration of the Stock Incentive). If an Optionee dies while in the service of the Company or within three months after termination of such service, his Stock Incentive is exercisable by the Optionee's legal representative for the period of 12 months next succeeding the date of his death, to the extent that the Optionee was entitled to exercise the Stock Incentive on the date next succeeding the date of death. Upon voluntary termination of the Optionee's employment by the Optionee or upon the termination of the Optionee's employment for cause, all Stock Incentives held by the Optionee shall automatically expire on the date of such termination. If the Optionee's employment by the Company terminates for any reason other than death, Disability (as defined in the Stock Option Plan), for cause, or voluntary termination by the Optionee, the Optionee may exercise his Stock Incentives for a period of one month following the termination to the extent that the Optionee was entitled to exercise the Stock Incentive at the date of the termination. Subject to the above conditions, the exercise price and duration of the Stock Incentives will be set by the Committee.

SPECIAL LIMITATIONS FOR INCENTIVE STOCK OPTIONS

  As required by law, the Stock Option Plan imposes certain limitations upon the exercise of incentive stock options, including the following limitations:

  (i) The aggregate fair market value (determined at the time the incentive stock options are granted) of the shares of Common Stock of the Company with respect to which incentive stock options under the Stock. Option Plan or any other plan are exercisable for the first time by any Optionee during any calendar year shall not exceed $100,000.

  (ii) If an incentive stock option is to be granted to an employee who immediately before such grant owned 10% or more of the total combined voting power of all classes of stock of the Company, the exercise price per share of Common Stock shall be not less than 110% of the fair market value at the time of the grant of the incentive stock option, and the incentive stock option shall expire not more than five years from the date of grant.

STOCKHOLDER RIGHTS

  No Options (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title, or interest in or to any shares of Common Stock allocated or reserved for the Stock Option Plan or subject to any Stock Incentive except as to such shares of Common Stock, if any, as shall have been previously sold, issued or transferred to him.

  No Stock Incentive or right under the Stock Option Plan shall be assignable or subject to any encumbrance, pledge or charge of any nature, whether by operation of law or otherwise. Notwithstanding the foregoing, no Stock Incentive shall be subject to execution, attachment or similar process or be transferable other than (i) by will or the laws of descent and distribution and (ii) in the case of certain non-qualified stock options, by the Optionee to certain family members or entities created for the benefit of such family members.

AMENDMENT AND TERMINATION

  The Stock Option Plan may be amended by the Board at any time, provided that, without the approval by the holders a majority of the outstanding shares of voting stock of the Company, no amendment shall be made which would increase the aggregate number of shares of common stock which may be made the subject of Stock Incentives, materially increase the benefits of participants, or modify the requirements as to eligibility for participation. In any event, the Board may amend the Stock Option Plan to comply with any requirement of applicable law or regulation.

  No Stock Incentive shall be granted under the Stock Option Plan after ten years from the earlier of (i) the date of adoption of the Stock Option Plan by the Board or (ii) the date of the Stock Option Plan is approved by the shareholders.

FEDERAL TAX CONSEQUENCES

  In general, neither the grant nor the exercise of an Incentive stock option will result in taxable income to an Optionee or a deduction for the Company. To receive special tax treatment as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code") as to shares acquired upon exercise of an incentive stock option, an Optionee must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the transfer of the shares to the Optionee pursuant to exercise of the option. In addition, the Optionee must be an employee of the Company or a qualified Company subsidiary at all times between the date of grant and the date three months (one year in the case of death or disability) before exercise of the option. Special tax treatment as an incentive stock option under the Code generally allows the sale of Common Stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the Optionee, but the Company will not be entitled to a tax deduction. However, the exercise of an incentive stock option (if the holding period rules described in this paragraph are satisfied) will give rise to income includable by the Optionee in his or her alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the option price.

  If the holding period rules noted above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the option price and the fair market value of the shares at the time of exercise. (Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise). The Company will generally be entitled to a deduction equal to the amount of such gain included by an Optionee as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that exercise of the Stock Incentive is permitted other than by cash payment of the exercise price, various special tax rules may apply.

  No income will be recognized by an Optionee at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an Optionee at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying Common Stock on the exercise date over the option price. The Company will generally be entitled to a deduction for Federal income tax purposes in the same amount as the amount included in ordinary income by the Optionee with respect to his or her non-qualified stock option.

  Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the option price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the Stock Incentive is permitted other than by cash payment of the exercise price, various special tax rules may apply.

  Additional special tax rules may apply to those Optionees who are subject to
Section 16 of the Securities and Exchange Act of 1934 as amended.

  The foregoing tax discussion is a general description of certain expected Federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

                      DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  Each non-employee director of the Company receives a fee for each regularly scheduled meeting of the Board of Directors that he attends, except that First Republic pays Mr. Walther, who does not receive a fee per board meeting attended, a consulting fee for his services in marketing First Republic's banking services, including its deposit gathering and loan programs, and for his consulting services with respect to the management, administration, operations and financing of First Republic. For 1996, Mr. Walther received a consulting fee of $5,417 per month. Non-employee directors received $1,500 per meeting attended in 1996. Effective February 5, 1997, non-employee directors receive $2,500 per meeting attended. The members of the Board of Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy. In the fiscal year ended December 31, 1996, the Board of Directors held four regularly scheduled meetings and the total cash compensation paid to non-employee directors was $105,500, including $65,000 of consulting fees paid to Mr. Walther.

  In lieu of paying higher cash directors' fees to its non-employee directors, to more closely match their long term interests with those of other stockholders, and to properly compensate for the responsibilities and risk, both business and regulatory, of being on the board of a holding company of a federally insured institution, First Republic has from time to time granted stock options to each non-employee director of the Company. During 1996, 7,500 stock options were granted to each non-employee director of the Company and its subsidiary; such grants were conditioned upon stockholder approval which was obtained at the 1996 Annual Meeting.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows for the fiscal years ending December 31, 1996, 1995, and 1994, certain compensation paid by the Company, including salary, bonuses, stock options, and certain other compensation, to its Chief Executive Officer and its three other most highly compensated executive officers for the fiscal year ended December 31, 1996:

                          SUMMARY COMPENSATION TABLE

                                                       LONG TERM
                                                      COMPENSATION
                                ANNUAL COMPENSATION      AWARDS
                                --------------------- ------------
                                                       OPTIONS BY
                                          PERFORMANCE  NUMBER OF     ALL OTHER
 NAME AND PRINCIPAL YEAR   YEAR SALARY(1)  BONUS (2)   SHARES (3)  COMPENSATION(4)
 -----------------------   ---- --------  ----------- ------------ --------------
 James H. Herbert, II ...  1996 $379,500   $509,926         --        $19,785
 President and Chief       1995 $379,500        --      170,000       $28,119
 Executive Officer         1994 $379,500   $290,686         --        $25,294
 Katherine
 August-deWilde..........  1996 $192,500   $258,655         --        $15,874
 Executive Vice President
 and                       1995 $192,500        --       75,000       $28,119
 Chief Operating Officer   1994 $192,500   $147,448         --        $25,294
 Willis H. Newton, Jr....  1996 $159,500   $214,241         --        $16,458
 Senior Vice President
 and                       1995 $159,500        --       45,000       $28,119
 Chief Financial Officer   1994 $159,500   $122,129         --        $25,294
 Linda G. Moulds (5).....  1996 $101,200   $135,928         --        $15,423
 Vice President            1995 $101,200        --       25,000       $22,628
 Controller and Secretary  1994 $101,200   $ 77,487         --        $25,294

--------
(1) Includes amounts earned but deferred into the Company's 401(k) plan at the election of the executive.
(2) Under the Company's Executive Performance Bonus Pool Program, senior executives share in the performance bonus pool which is equal to 5% of the Company's earnings before taxes and bonuses. In 1995, no bonus was paid because the Company's pre-tax, pre-bonus earnings did not exceed a specified minimum threshold. See "Compensation Committee Report to Stockholders--The Executive Performance Bonus Pool Program-Tied To Earnings."
(3) Options by Number of Shares for 1995 represents the maximum total number of shares as to which the named optionees were granted 1995 Performance-Based Contingent Stock Options during 1995, including all shares that vest only if the Company achieves the performance levels specified in those options. Upon grant, 20% of the 1995 options vested and an additional 27% vested in 1996 as a result of the Company meeting its goals; approximately 53% of such 1995 option grants have not vested as of March 3, 1997. See "Compensation Committee Report to Stockholders--Long-Term Incentives."
(4) Consists of the Company's matching payments under its 401(k) plan and the dollar value at year end of shares earned under the Company's Employee Stock Ownership Plan ("ESOP"). The amounts under these two plans in 1996 were $7,500 and $7,923, respectively for each of Mr. Herbert, Ms. August-deWilde, Mr. Newton and Ms. Moulds. The amounts under these two plans in 1995 were $7,500 and $20,619, respectively, for each of Mr. Herbert, Ms. August-deWilde, and Mr. Newton; and $6,038 and $16,590 for Ms. Moulds. The amounts under these two plans in 1994 were $7,500 and $17,794, respectively for each of Mr. Herbert, Ms. August-deWilde, Mr. Newton, and Ms. Moulds. Additionally, in 1996 all other compensation includes the estimated dollar value of the benefit from Company paid split-dollar life insurance premiums equal to $4,513 for Mr. Herbert, $602 for Ms. August-deWilde, and $1,186 for Mr. Newton.
(5) Effective February 28, 1997, Linda G. Moulds resigned from her position with the Company. Ms. Moulds will continue as a director of the Company's subsidiary, First Republic Savings Bank. In February 1997 and April 1997, Ms. Moulds exercised stock options covering 38,191 shares of common stock and 32,127 shares of common stock respectively. The exercised options had a weighted average exercise price per share of $11.26.

OPTION EXERCISES AND YEAR-END VALUES

  None of the executive officers named in the Summary Compensation Table exercised any stock options during the year ended December 31, 1996. The following table presents information concerning options held at December 31, 1996 by such named executive officers.

  AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                         NUMBER OF          VALUE OF
                                                        UNEXERCISED    UNEXERCISED IN-THE-
                                                         OPTIONS AT     MONEY OPTIONS AT
                                                      FISCAL YEAR-END  FISCAL YEAR-END($)
                         SHARES ACQUIRED    VALUE       EXERCISABLE/      EXERCISABLE/
          NAME           ON EXERCISE (#) REALIZED ($) UNEXERCISABLE(1) UNEXERCISABLE(1)(2)
          ----           --------------- ------------ ---------------- -------------------
James H. Herbert, II....       --            --       571,210/147,805  $3,385,572/$437,110
Katherine August-
deWilde.................       --            --       244,089/64,308   $1,356,054/$191,123
Willis H. Newton, Jr....       --            --        96,181/33,689   $  449,703/$105,324
Linda G. Moulds.........       --            --        70,318/19,395   $  385,947/$ 59,809

--------
(1) The only unexercisable options outstanding at December 31, 1996 were the unvested 1995 Performance-Based Contingent Stock Options discussed above and certain 1992 Performance-Based Contingent Stock Options discussed below under "Compensation Committee Report to Stockholders--Long-Term Incentives."
(2) Based upon fair market value of the Company's Common Stock at December 31, 1996.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

  The following performance graph depicts the value of investment (change in the stock price plus reinvested dividends) for each monthly period from January 1, 1992 to December 31, 1996 for the Company, the S&P 500 and a group of peer institutions whose investment has been weighted based on market capitalization (price times shares outstanding). Companies in the peer group are as follows: Bay View Capital Corp., California Financial Holding Corp., Citadel Holding Corp., Coast Savings Financial, Inc., Downey Savings & Loan Association, FirstFed Financial Corp., SFFed Corp., and Westcorp, Inc. These companies are publicly traded holding companies of California-based savings and loan institutions and have been selected by senior management, with assistance from an independent party, based on similarities in geographic location, asset size and type of business activity. The stock performance graph assumes $100 invested on January 1, 1992 in First Republic Common Stock, the S&P 500 and the group of peer institutions. There has been no change in either index used in this graph from those presented in the Company's proxy statements for 1996, 1995 or 1994, except that SFFed Corp. was removed for the 1996 calendar year due to its acquisition.

  The historical stock prices shown in the graph are not necessarily indicative of future price performance.

                          FIRST REPUBLIC BANCORP INC.
               STOCK PRICE PERFORMANCE WITH DIVIDEND REINVESTED





                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG FIRST REPUBLIC, BANCORP INC.,
                       S&P 500 INDEX AND INDUSTRY GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           FIRST       S&P          INDUSTRY
(Fiscal Year Covered)        REPUBLIC    500 INDEX    GROUP
---------------------        --------    ---------    ----------
Measurement Pt-12/31/1991    $100.00     $100.00      $100.00
                               87.50       98.14       103.54
                               90.28       99.41       115.74
                               94.44       97.47       113.38
                               84.72      100.34       108.92
                               81.25      100.83       114.13
                               79.86       99.33       108.59
                               85.41      103.39       104.37
                               75.00      101.27        90.94
                               69.44      102.46        80.97
                               61.11      102.81        84.04
                               65.28      106.31        90.89
FYE 12/31/1992               $ 63.19     $107.62      $100.64
                               70.83      108.52       121.25
                               77.25      110.00       127.01
                               74.39      112.32       126.72
                               67.95      109.60       107.90
                               71.53      112.53       108.96
                               74.39      112.86       111.83
                               73.67      112.41       117.12
                               77.96      116.68       126.90
                               93.70      115.78       135.47
                               87.98      118.18       133.37
                               82.97      117.05       117.74
FYE 12/31/1993               $ 81.54     $118.46      $118.00
                               89.41      122.49       113.31
                               93.56      119.17       111.33
                               86.20      113.97       105.69
                               77.36      115.43       109.81
                               81.78      117.33       120.05
                               85.46      114.45       125.90
                               81.04      118.21       123.57
                               86.20      123.06       127.26
                               78.83      120.05       124.10
                               73.67      122.75       111.76
                               61.88      118.28        97.59
FYE 12/31/1994               $ 66.31     $120.03      $ 97.29
                               59.67      123.14        97.47
                               61.15      127.94       109.14
                               65.57      131.72       115.28
                               71.46      135.60       131.33
                               77.36      141.02       134.81
                               75.15      144.29       139.64
                               74.41      149.08       148.13
                               81.04      149.45       176.30
                               76.62      155.76       169.04
                               72.94      155.20       163.05
                               66.31      162.01       179.52
FYE 12/31/1995               $ 77.36     $165.13      $184.55
                               78.83      170.76       174.64
                               76.62      172.34       179.28
                               72.20      174.00       187.84
                               86.93      176.56       188.71
                               87.67      181.12       191.99
                               90.62      181.81       192.00
                               75.15      173.77       192.74
                               78.83      177.44       205.52
                               92.09      187.43       210.87
                               90.62      192.59       224.53
                              105.35      207.15       239.34
FYE 12/31/1996               $ 98.72     $203.05      $236.85

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Mr. Richard Cox-Johnson, Mr. Barrant V. Merrill, and Mr. James F. Joy, none of whom are currently officers or employees of the Company. The Compensation Committee is responsible for setting and administering the Company's policies governing senior executive compensation, subject to approval by the Board of the Directors of the Company. Mr. Joy is a trustee for the Company's Employee Benefit Plans, including its Employee Stock Ownership Plan ("ESOP"), its Employee Stock Option Plan, and its Employee Stock Purchase Plan. The Compensation Committee evaluates the performance of the senior executives and determines compensation policies, programs, and levels for the senior executive officers. The full Board of Directors reviews the Compensation Committee's recommendations regarding the compensation of executive officers.

COMPENSATION PHILOSOPHY

  The Compensation Committee's compensation philosophy is based upon the belief that executive compensation should strongly reflect the achievement of results as measured by key indicators of Company performance, including both short term and longer term. The Compensation Committee has developed executive compensation programs designed to incentivize and reward executives for their contribution to Company performance that creates value for stockholders. The Company has adopted an Executive Bonus Pool Program that ties annual cash bonus awards to the Company's annual earnings.

  Since May 1992, the Company's executives also have participated in a long-term incentive program under which Performance-Based Contingent Stock Options are directly linked to significant, targeted increases in the Company's tangible book value per share.

  The Compensation Committee believes that earnings growth and increases in tangible book value per share are the primary determinants in creating value for stockholders over time.

  The Company's executive compensation is based upon the following goals and policies:

  . A significant portion of executive compensation should be incentive compensation that is directly linked to the Company's annual performance.

  . Incentive compensation should be based on measures of Company performance that are most meaningfully related to the creation of value for stockholders, specifically the level of earnings and tangible book value per share, over time.

  . Compensation programs should support the long term strategic goals and objectives of the Company.

  . Compensation programs should incentivize and reward individuals for outstanding contributions to the Company's success.

  . Short-term and long-term compensation play a critical role in attracting, retaining and motivating well qualified, performance-orientated executives who function as a team.

  In addition, the Compensation Committee believes that executive compensation is intended to reward the Company's senior executives for continuing efforts to build a high-quality, customer driven, stable banking institution. Since the founding of the Company in 1985, First Republic Savings Bank, the operating subsidiary, has become the 29th largest financial institution in California and Nevada. Over the past five years, including difficult and recessionary economic conditions, the Company has grown substantially while maintaining asset-quality and capital strength levels that exceed industry standards.

  The Company's earnings for 1996 increased significantly from the prior year's earnings which were adversely affected by the continuing recession in California, the lingering effects of the 1994 Northridge earthquake on the Company's multifamily loan portfolio in Los Angeles and the delayed effects of rapidly rising interest rates. In 1996, the Company experienced an improved level of asset quality, higher loan originations, expansion of the deposit franchise and sound core earnings.

  In 1996, the Company achieved the following results:

  .  Total assets exceeded $2.1 billion, an increase of 13% for the year.

  . Net income of $12.5 million was a new record for the Company, more than ten times 1995 net income.

  . Tangible book value per share increased by $1.70 during the year to $16.46 at December 31, 1996. This level represents a 72% increase achieved over the past five years or a compounded annual growth rate of 11.4% after taxes.

  . Total capital passed $204 million, or 14.8% of risk-adjusted assets and well above regulatory requirements.

  .  Loan originations increased 45% to $848 million in 1996.

  . Customer deposits grew 19% to $1.35 billion, reflecting an expanding deposit franchise, which now includes thirteen branch offices in four major metropolitan markets.

  . The Company completed the merger of its two thrift and loan subsidiaries.

  . Average assets per full-time employee at the end of 1996 were $12.9 million.

  . Nonaccruing loans and REO at December 31, 1996 declined 33% from mid-year levels and represented only 1.32% of total assets.

  . General and administrative expenses for 1996, as a percentage of assets, remained at an efficiently low level of 1.17%.

  The Compensation Committee believes that since inception, the Company has relied heavily on a team of highly-motivated senior executives to produce results. The Compensation Committee further believes that the Company's emphasis on high quality customer service, cost-efficient operations, combined with capital strength and prudent risk management will continue to require significant efforts by its senior executives, and that those efforts are a major contributing factor to the Company's success. The results produced by the senior executives have been achieved during a period of significant uncertainty and risk in the savings and loan and banking industries and recent difficult and recessionary economic conditions and natural disasters in the Company's California markets. The Company's compensation policies are intended to encourage superior efforts by its executives.

  The Company's executive compensation consists primarily of three components, which taken together are intended to implement the Compensation Committee's overall compensation philosophy.

BASE SALARY

  Base salaries for executives are reviewed by the Compensation Committee on an annual basis. There has been no increase in base salary for any of the executive officers named in the Summary Compensation Table, including the President and Chief Executive Officer (the "President and CEO"), since January 1994. In October 1996, the Compensation Committee decided that the Company's four senior executives will receive an increase in base salary of approximately 8.5% for 1997, representing a cost of living adjustment for the effects of inflation over the prior three years. The last prior increase in base salaries was approved by the Compensation Committee in October 1993 for the 1994 fiscal year. Additionally, as a result of her promotion to Chief Operating Officer of the Company, Ms. August-deWilde has received an incremental raise in her base salary for 1997 of approximately 15%.

  Except for the inflationary and promotion-related adjustments described above, the determination that no increase in base salary would be made in 1997 over the base salary levels established for 1994 to 1996 reflects the Compensation Committee's belief that incentive compensation directly tied to Company performance should continue to constitute a significant portion of each executive's total compensation (approximately 57% during 1996 and 43% during 1994).

  Base salaries for the executive officers named in the Summary Compensation Table, including the President and CEO, have been established at levels that are competitive with salaries for executives performing similar duties for banking and thrift institutions of comparable size. For the purpose of establishing these levels, the Compensation Committee has compared the Company to a self-selected group of companies with generally similar characteristics. The comparison group is subject to change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge.

THE EXECUTIVE BONUS POOL PROGRAM-TIED TO EARNINGS

  The Executive Bonus Pool Program was designed in 1990 to reflect the Compensation Committee's belief that maximizing earnings contributes significantly to stockholder value. Accordingly, the plan is funded from a pre-set portion of the Company's earnings before taxes and bonuses adjusted for loan loss experience. The bonus payments are based upon earnings and all actual loan losses directly reduce the amount of the bonuses, thereby creating a very direct incentive for senior executives to work to maintain asset quality. The pool has been set at 5% of pre-tax, pre-bonus earnings after all loan losses and reserves. Individual bonus payments for senior executives are based upon relative base salary levels. Also under the bonus program, in effect from 1990 through 1995, no bonus was paid unless pre-tax, pre-bonus earnings exceeded a specified minimum threshold.

  The threshold earnings level was established prior to the beginning of each fiscal year and was $9,000,000 for 1994. For 1995, the threshold earnings level was increased to $10,000,000. In 1995, the Company's pretax earnings were below the minimum threshold level, primarily due to the lingering effects of the Northridge earthquake and the delayed effects of the rapid rise in interest rates which occurred in 1994 but adversely impacted the Company's net interest income in 1995. Therefore, no amounts were earned under the Executive Bonus Pool Program and no cash compensation other than base salary was paid to the executive officers named in the Summary Compensation Table.

  In the fall of 1995, the Compensation Committee engaged the independent consulting firm of Deloitte & Touche to review the Company's Executive Bonus Pool Program in comparison to peer group companies. Following this review, Deloitte & Touche recommended modifications to the Company's program. As a result of this process, the Compensation Committee recommended and the Board of Directors adopted certain changes to the Executive Bonus Pool Program for 1996, 1997 and future years. The pool will be retained as 5% of pre-tax, pre-bonus earnings; however, the minimum threshold has been eliminated, allowing for the payment of some bonus at various levels of results. Additionally, the pool has been divided into three independently measured components. For 1996 and 1997, 65% of the bonus pool is based on pretax earnings, 20% is based on meeting an asset quality standard and 15% is based on a subjective assessment to be determined by the Board. If nonperforming loans and REO exceed 2.50% of total assets or $50 million on average for each quarter-end, the asset quality measures will not be met. If, in the view of the Board, the Company does not achieve the goals, objectives, and standards sufficient to meet the subjective assessment, then up to 15% of the bonus pool will not be earned. The Compensation Committee determined that the quantitative asset quality standard was met for 1996 and that the Company exceeded the criteria established for the subjective component; accordingly, 100% of the executive bonus pool for 1996 was paid to the four executive officers named in the Summary Compensation Table.

  The Compensation Committee believes that the Company's Executive Bonus Pool Program, including the modifications adopted for 1996 and future years, provides an excellent and direct link between the value created for stockholders and the incentive compensation to be paid to executives.

LONG-TERM INCENTIVES

  Long-term incentive compensation is provided through grants of stock options to the four senior executives and others. This component of compensation is intended to retain and motivate executives to improve long-term results and ultimately tangible book value and stock performance. Stock options have been granted at or above the market price of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases.

  The four executive officers named in the Summary Compensation Table are eligible to receive stock options under the Company's Stock Option Plan, first adopted in 1985. Since inception of that plan, an aggregate of 803,797 options have been granted to employees, including 278,486 to the President and CEO and 154,889 to the remaining three named executive officers. Since May 1991, the Company has not awarded any options to such named executive officers under the Stock Option Plan.

  In 1991, the Company granted non-qualified, ten-year stock options covering 53,045 shares of the Company's common stock to the President and CEO and covering an aggregate of an additional 53,045 shares to the other three named executive officers.

  In May 1992, the Compensation Committee approved the creation of non-qualified, ten-year, Performance-Based Contingent Stock Options (the "1992 Performance-Based Contingent Stock Options") covering an aggregate of 477,405 shares of the Common Stock. Options covering a total of 424,360 shares of the Common Stock were granted on May 7, 1992 to the named executive officers at an exercise price of $14.84 per share, the closing price of the Company's Common Stock on the date of grant, including options on 249,311 shares granted to the President and CEO.

  One of the features of the 1992 Performance-Based Contingent Stock Options was the incentive vesting provision, which operated so that the options may be exercised only to the extent that they have vested. The options vested as to 20% of the underlying shares immediately upon grant, but provide that the vesting as to the remaining 80% of the underlying shares occurs upon the achievement of significant, targeted annual increases in the Company's net tangible book value per share on or before December 31, 1995, or upon the occurrence of certain events prior to May 2002 relating to extraordinary transactions, including a merger or consolidation of the Company, a sale, lease, exchange or other disposition of all or substantially all of the assets of the company, a liquidation or dissolution of the Company, or the acquisition of, or offer for, 25% or more of the Company's issued and outstanding Common Stock by any person or group. As a result of the Company achieving an actual tangible book value per share in excess of the targeted amounts at December 31, 1992, 1993, and 1994, 76.9% of the 1992 Performance-Based Contingent Stock Options were vested as of February 15, 1995. Because the final target amount was not achieved by December 31, 1995, 97,943 shares of 1992 Performance-Based Contingent Stock Options granted to the Company's named executive officers remain unvested, subject to the occurrence of certain events discussed above.

  In May 1995, the Company's stockholders approved the 1995 Performance-Based Contingent Stock Option Plan covering 350,000 shares for senior executives and management of the Company for the years 1996 through 1998. The 1995 Performance-Based Contingent Stock Options are designed to continue the long-term, performance-based incentives to the Company's senior executives and other key members of management which was initiated with the 1992 Performance-Based Contingent Stock Options.

  The 1995 Performance-Based Contingent Stock Options vested as to 20% of the underlying shares upon grant, but will only vest as to the remaining 80% of the underlying shares upon the achievement of significant, targeted annual increases in the Company's net tangible book value per share on or before December 31, 1998, or upon the occurrence of certain events relating to extraordinary transactions, including a merger or consolidation of the Company, a sale, lease, exchange or other disposition of all or substantially all of the assets of the company, a liquidation or dissolution of the Company, or the acquisition of, or offer for, 25% or more of the Company's issued and outstanding Common Stock by any person or group. The 1995 Performance-Based Contingent Stock Options were granted on December 31, 1995 with an exercise price of $13.125, the closing price of the Company's stock on December 29, 1995, the last business day of the year. Vesting of 80% of the options granted under the 1995 Plan is contingent upon the future achievement of a minimum 11% per annum, after tax growth in tangible book value per share for each of the years ending December 31, 1996, 1997 and 1998. Each of the target amounts is subject to adjustment to eliminate the dilative effect to book value per share that would result from the conversion of the Company's 7 1/4% Debentures. If the target amount is achieved or surpassed, contingent option shares vest at a pro-rata amount based upon the percentage increase achieved toward the final target amount. As a result of the Company achieving an actual tangible book value per share of $16.46 at December 31, 1996 (an increase of 11.5% since December 31, 1995), and in accordance with adjustments provided for in the 1995 Performance-Based Contingent Stock Option agreements, the options vested as to an additional 26.9% of the underlying shares on February 15, 1997.

  In order for the Company's management to achieve complete vesting under the 1995 Performance-Based Contingent Stock Options, the Company's tangible book value per share must increase at least 36.7% over the three year period covered. Any 1995 Performance-Based Contingent Stock Options shares that have not vested in a prior year may vest in a subsequent year if the cumulative targeted amount for that subsequent year, through year-end 1998, is achieved or surpassed. If the final target amount is not achieved by December 31, 1998, then any shares that have not vested in 1996 or 1997 will remain unvested, unless one of the above-described extraordinary events occurs prior to the date of option expiration.

  As of December 31, 1996, the 350,000 shares of 1995 Performance-Based Contingent Stock Options had been granted as follows: James H. Herbert, II-170,000 shares; Katherine August-deWilde-75,000 shares; Willis H. Newton, Jr.- 45,000 shares; Linda G. Moulds-25,000 shares; other key members of management-35,000 shares.

  The Company's Performance-Based Contingent Stock Options Programs are designed to create an incentive for the senior executives to produce substantial growth in the Company's tangible book value per share. The Compensation Committee believes that because tangible book value per share is a key determinant of stockholder value in financial institution valuations, this Contingent Stock Options program creates an extremely strong correlation between results for stockholders and executive compensation because the executives' reward depends directly upon both growth in book value per share and growth in share price. The targeted growth rates of tangible book value per share compare very favorably with recent results for banks generally and with California thrift institutions in particular. In addition, by providing for more rapid vesting if results can be achieved sooner than the targeted goals, both executives and stockholders could receive value on an accelerated basis.

  All employees of the Company who have been employed by the Company for more than six months, including each of the four executive officers named in the Summary Compensation Table, participate in the Company's Employee Stock Ownership Plan (the "ESOP") and are eligible to participate in the Company's 401(k) Plan. Under the ESOP, employees are allocated shares of the Company's Common Stock each year, in a pro-rata amount based upon the ratio of the employees' salary to the aggregate amount of salaries paid by the Company to all employees in that year. The number of shares that were allocated in 1996 to the four executive officers named in the Summary Compensation Table were computed in accordance with Federal regulations that govern the ESOP and the 401(k) Plan. Such regulations establish an annual limit of $30,000 on the sum of the cost of ESOP shares allocated, the amount of any voluntary employee deferred compensation contributed to the 401(k) Plan and the amount of the Company match under the 401(k) Plan. Shares earned under the ESOP are vested after a five-year period of employment. The Compensation Committee believes that participation by the named executive officers in the ESOP provides additional long-term incentive for the creation of stockholder value.

  In October 1995, the non-management directors of First Republic, upon recommendation by the Board's Compensation Committee, unanimously approved the adoption of a split dollar life insurance plan (the "insurance plan") for certain key members of management, including each of the four executives named in the Summary Compensation Table. Under the insurance plan, the Company pays life insurance premiums for selected employees and retains the cash value of the insurance policy as collateral. Each employee will receive the benefit of having an insurance policy in place and will pay income tax each year on a portion of the premium for this insurance. In April 1996, 11 employees (including Mr. Herbert, Ms. August-deWilde and Mr. Newton) completed the application process for the insurance policies and the Company made the first annual insurance payment which totalled $210,000 for all policies in the insurance plan. At December 31, 1996, the aggregate amount of the cash surrender value of all insurance policies was approximately equal to the total premiums paid by the Company. The Company believes that the long-term benefits provided by the insurance plan will assist in the attraction and retention of highly qualified management personnel.

  On February 4, 1997, the Compensation Committee recommended for Board of Director approval the 1997 Restricted Stock Plan, a Change in Control Severance Benefits Plan Agreement ("the Severance Agreement") and a Retention Bonus and Insurance Benefits Plan Agreement. The Restricted Stock Plan, which was approved by the stockholders at the Company's 1997 Annual Meeting, is designed to grant restricted shares of Common Stock to holders of most of the Company's nonqualified stock options who have given up certain tax pass-through rights in their option agreements. Under the Restricted Stock Plan, which was approved by the Company's Board of Directors on February 5, 1997, the directors of the Company and its subsidiary and certain executive and other officers receive an aggregate of 233,691 shares of restricted Common Stock. These restricted shares vest 20% per year beginning February 28, 1998 and for the next four February 28th's thereafter, and immediately upon certain conditions, including death, disability, failure of a director to be reelected or upon a Change in Control of the Company.

  One of the main assets of a financial institution is the people who perform the personalized service offered to customers. On February 5, 1997, the Board of Directors approved a Severance Agreement covering all Company employees in the event of a Change in Control. Under the Severance Agreement, an amount varying from 4 weeks to 28 weeks of current pay depending upon years of Company service would be paid to hourly employees and an amount varying from 9 months to two years of total annual compensation for the most recent year would be paid to exempt salaried employees, including the executives named in the Compensation Table, solely in the event of a Change in Control and provided that an employee's employment is terminated, as defined in the Severance Agreement, within 12 months following such Change in Control. The Severance Agreement also provides that, upon a Change in Control and without regard to whether a termination of employment occurs, all loans from the Company to an employee pursuant to the insurance plan will be deemed paid in full and shares in the Company's ESOP shall become fully vested (to the extent not already vested). The Board of Directors also adopted a Retention Bonus and Insurance Benefits Plan Agreement under which all employees, except certain members of executive management, would receive a bonus of 15% of their annual compensation provided that the employee continues employment for at least four months after a change in control. The excluded executives would be guaranteed continuous health insurance and certain other current insurance-related benefits until age 65, regardless of their future employment status, upon a Change in Control.

  Additionally, the Compensation Committee recommended and the Board of Directors has approved an amendment to most of the Company's outstanding non-qualified stock option agreements ("the Amendment"). The Amendment provides the option holder with the ability to transfer the option to immediate family members or entities solely owned by such family members and, in the event of a Change in Control (as defined), eliminates the limitations on exercisability under the option agreements which would otherwise apply upon termination or other cessation of employment or service as a director (other than for cause).

TOTAL COMPENSATION

  For the four corporate executive officers named in the Summary Compensation Table, including the President and CEO, 41% of the total cash compensation on average for the past three years was paid under the Executive Bonus Pool Program and is therefore directly tied to the Company's performance. The Compensation Committee believes that, together with the potential future value of all of their stock options, a very significant portion of each of such executive officers' compensation, including the President and CEO's compensation, is from incentive based compensation plans which the Compensation Committee believes are linked directly to stockholder value creation.

  A publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). It is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future (except, possibly, with respect to the Company's President and Chief Executive Officer), and therefore, the Company generally has not attempted to qualify any of its existing compensation plans, programs and arrangements for any of the exceptions to the Deduction Limitation. However, even though it is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future, the Company has endeavored to qualify options granted under the amendment and restatement of the Company's Stock Option Plan, and certain previously granted options, for such an exception.

February 28, 1997

                            COMPENSATION COMMITTEE

Richard Cox-Johnson   James F. Joy   Barrant V. Merrill

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee consists of Mr. Cox- Johnson, Mr. Joy, and Mr. Merrill. Mr. Joy serves on the Compensation Committee of Sylvania Lighting International.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Company Common Stock as of June 30, 1997 by (i) each person known to the Company to own more than five percent of the outstanding shares of Company Common Stock, (ii) each member of the Board of Directors of the Company and the Bank and each executive officer required to be named by the federal securities laws, and
(iii) all directors and officers of the Company and directors of the Bank as a group. The number of outstanding shares of Company Common Stock, as of June 30, 1997, was 9,692,934.

             BENEFICIAL OWNER               SHARES OWNED(1)(2) PERCENT OF CLASS
             ----------------               ------------------ ----------------
James H. Herbert, II(2)...................        747,864            7.29
Katherine August-deWilde(2)...............        307,421            3.09
Barrant V. Merrill(2).....................        137,103            1.41
Willis H. Newton, Jr......................        111,433            1.14
Kenneth W. Dougherty(2)...................         78,136            0.80
James F. Joy(2)...........................         64,321            0.66
Frank J. Fahrenkopf, Jr...................         63,914            0.66
L. Martin Gibbs...........................         59,540            0.61
Linda G. Moulds...........................         56,215            0.58
Richard Cox-Johnson(2)....................         52,932            0.54
Roger O. Walther(2).......................         52,693            0.54
James J. Baumberger.......................         32,798            0.34
Jerry Lykins..............................         21,500            0.22
Thomas A. Cunningham......................         19,016            0.20
Kent R. Willson...........................         18,240            0.19
Stuart J. Mason...........................         16,710            0.17
James P. Conn.............................         12,500            0.13
John F. Mangan............................         10,682            0.11
All Directors and Officers of the Company
and Directors of the Bank as a Group (Cur-
rently 21 persons)........................      1,913,516           17.31%
T. Rowe Price Associates, Inc.(3).........        618,710            6.38%
100 E. Pratt Street
Baltimore, MD 21202
Includes:                                         585,862            6.04%
T. Rowe Price Small Cap Value Fund,
Inc.(4)...................................
100 E. Pratt Street
Baltimore, MD 21202
Dimensional Fund Advisors Inc.(5).........        582,019            6.00%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

--------

(1) All shares of Company Common Stock not outstanding but which may be acquired by a stockholder listed in the previous table within 60 days of the Record Date by the exercise of any stock option or any other right, are deemed to be outstanding for the purposes of calculating beneficial ownership and computing the percentage of the class beneficially owned by such stockholder, but not by any other stockholder. Does not include shares issuable under (i) the 1997 Restricted Stock Plan as follows: Mr. Herbert-114,929 shares; Ms. August-deWilde--47,270 shares; Mr. Merrill--5,561 shares; Mr. Newton--11,044 shares; Mr. Dougherty--5,561 shares; Mr. Joy--5,561 shares; Mr. Fahrenkopf--5,561 shares; Mr. Gibbs-- 5,561 shares; Mr. Cox-Johnson--5,561 shares; Mr. Walther--5,561 shares; Ms. Moulds--8,745 shares; Mr. Lykins--1,405 shares; Mr. Mangan--1,717 shares; Mr. Cunningham--1,606 shares; Mr. Willson--1,262 shares; Mr. Mason--1,384 shares; Mr. Conn--1,071 shares; all directors and officers of the Company and directors of the Bank--231,096 shares; or (ii) shares issuable under unvested portions of options presently granted under the Company's Performance-Based Contingent Stock Option Plans as follows: Mr. Herbert-- 147,805 shares; Ms. August-deWilde--64,308 shares; Mr. Newton--33,689 shares; Mr. Baumberger--2,450 shares; other officers of the Company--7,450 shares. Except as otherwise noted, each stockholder has sole voting and sole dispositive power with respect to such stockholder's shares of Company Common Stock. Included in the previous table are shares of Company Common Stock subject to outstanding stock options that are deemed to be beneficially owned by the holders thereof as follows: Mr. Herbert--325,473 shares owned directly and 245,737 shares owned indirectly in a family partnership; Ms. August-deWilde--244,089 shares; Mr. Newton--96,181 shares; Mr. Baumberger--23,299 shares; Mr. Cunningham--18,016 shares; Mr. Willson-- 14,926 shares; Mr. Mason--14,710 shares; Mr. Lykins--14,500 shares; Mr. Conn--12,500 shares; Mr. Mangan--10,682 shares; all other directors of the Company--44,321 shares each; all directors and officers of the Company and directors of the Bank as a group--1,363,223 shares.

(2) Include shares attributed to: Mr. Herbert from his children (13,234 shares); Ms. August-deWilde from (i) her spouse (5,713 shares) and (ii) her children (1,400 shares); Mr. Merrill from (i) his wife (43,761 shares), (ii) his children (3,713 shares), and (iii) a trust for his wife (8,487 shares); Mr. Dougherty from his wife and children (9,282 shares); Mr. Joy from his wife (20,000 shares); Mr. Cox-Johnson from a family trust (8,611 shares); Mr. Walther from his wife (3,312 shares); and Mr. Lykins from a family trust (7,000 shares).

(3) Based on Amendment No. 1 to Schedule 13G dated February 14, 1997 which indicates that T. Rowe Price Associates, Inc. has sole voting power over 17,848 shares, shared voting power over no shares, sole dispositive power over 618,710 shares and shared dispositive power over no shares. Also included in the shares reported are 585,862 shares with respect to which
    T. Rowe Price Small Cap Value Fund, Inc. is also deemed to be a beneficial owner. See Note 4 below.

(4) Based on Amendment No. 3 to Schedule 13G dated February 14, 1997 which indicates that T. Rowe Price Small Cap Value Fund, Inc. has sole voting power over 585,862 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over no shares. T. Rowe Price Associates, Inc. is also deemed to be a beneficial owner of these shares. See Note 3 above.

(5) Based on Amendment No. 3 to Schedule 13G dated February 5, 1997 which indicates that Dimensional Fund Advisors Inc. ("Dimensional") has sole voting power over 370,167 shares, shared voting power over 211,852 shares, sole dispositive power over 582,019 shares and shared dispositive power over no shares. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 582,019 shares, all of which shares are held in portfolios of (i) DFA Investment Dimensions Group Inc., a registered open-end investment company, (ii) the DFA Investment Trust Company, a Delaware business trust, or (iii) the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans (all of which Dimensional serves as investment manager). Dimensional disclaims beneficial ownership of all such shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC (File No. 0-15882) pursuant to the Exchange Act are incorporated herein by reference:
  1.Annual Report on Form 10-K for the year ended December 31, 1996; 2.Quarterly Report on Form 10-Q for the period ended March 31, 1997; and 3.the following Current Reports of the Company on Form 8-K:
    (a)Form 8-K dated April 15, 1997;
    (b)Form 8-K dated April 18, 1997; and
    (c)Form 8-K dated May 29, 1997.

  Any statement contained in a report or other document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed report or other document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The information relating to the Company contained in this Proxy Statement summarizes, is based upon, or refers to, information and financial statements contained in one or more of the reports or other documents incorporated by referenced herein; accordingly such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

  The Company will furnish without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of any such person, a copy of any or all of the reports or other documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates). Requests for such copies should be directed to Willis
H. Newton, Jr., Senior Vice President and Chief Financial Officer, First Republic Bancorp Inc., 388 Market Street, San Francisco, California 94111, telephone number (415) 392-1400.

                                 OTHER MATTERS

  The Board knows of no business which will be presented for consideration at the Special Meeting other than that shown above. However, if any such other business should come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies with respect to any such business in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

  If the Merger is not consummated, any stockholder proposal intended to be presented at the next Annual Meeting of the Company's stockholders, expected to be held in May 1998, must have been received by the Company by November 14, 1997, if such proposal is to be considered for inclusion in the Company's Proxy Statement and form of proxy for that meeting. If the Merger is consummated, stockholder proposals intended for inclusion in the Bank's Proxy Statement must be furnished by the same date.

                                     By Order of the Board of Directors


                                     /s/ James H. Herbert, II

                                     James H. Herbert, II, President

San Francisco, California
July 18, 1997

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER is made as of February 5, 1997, between FIRST REPUBLIC SAVINGS BANK, a Nevada corporation ("FRSB"), 2510 South Maryland Parkway, Las Vegas, Nevada 89109 and FIRST REPUBLIC BANCORP INC., a Delaware corporation ("Bancorp"), 388 Market Street, Second Floor, San Francisco, California 94111, hereafter collectively referred to as the "Constituent Corporations," with reference to the following:

  A. Bancorp owns all of the issued and outstanding shares of common stock of FRSB.

  B. FRSB, a wholly-owned subsidiary of Bancorp, is a Nevada licensed FDIC insured thrift company doing business in California and Nevada.

  C. The Constituent Corporations desire to merge with each other in a merger in which (i) FRSB will be the surviving corporation, and (ii) the surviving corporation will be renamed "First Republic Bank," all as more particularly set forth herein.

  D. The Constituent Corporations desire to convert FRSB from a Nevada thrift company to a Nevada bank, as more particularly set forth herein.

  E. After the Effective Time (as such term is defined in Section 15 herein) of the merger and commencement of business as a bank, FRSB (renamed "First Republic Bank" after the merger) shall be deemed to have been in existence for the period since its original Articles of Incorporation were filed on August 30, 1979 with the Secretary of State of Nevada, in accordance with Nevada law.

  THEREFORE, based upon the foregoing, the Constituent Corporations agree as follows:

  1. FRSB. FRSB is duly organized, existing and in good standing under, and governed by, the laws of the State of Nevada. FRSB is authorized to issue 10,000 shares of common stock, par value $500.00 per share (the "FRSB Common Stock") of which 1,054 shares are issued and outstanding.

  2. Bancorp. Bancorp is duly organized, existing and in good standing under, and governed by, the laws of the State of Delaware. Bancorp is authorized to issue 20,000,000 shares of common stock, par value $.01 per share (the "Bancorp Common Stock") and 500,000 shares of preferred stock, par value $.01 per share. No shares of preferred stock are outstanding.

  3. Adoption of Agreement. The boards of directors of the Constituent Corporations have concluded that it is in the best interests of the Constituent Corporations and their respective stockholders that Bancorp be merged with and into FRSB in accordance with Chapter 92A of Title 7 and Chapter 666 of Title 55 of the Nevada Revised Statutes (the "Nevada Law") and the Delaware General Corporation Law (the "Delaware Law"). The boards of directors of the Constituent Corporations have adopted and approved this Agreement in accordance with the applicable requirements of the Nevada Law and the Delaware Law.

  4. Merger. On the terms and subject to the conditions set forth herein, at the Effective Time (as such term is defined in Section 15), Bancorp shall be merged with and into FRSB (the "Merger"), whereupon FRSB shall be the sole surviving corporation (the "Surviving Corporation") and Bancorp's separate existence shall cease. The name of the Surviving Corporation upon and following the Effective Time shall be "First Republic Bank." In accordance with the applicable provisions of the Nevada Law and the Delaware Law, and subject to such regulatory approvals, notices, and filings as may be required, without any other transfer or documentation, at the Effective Time the Surviving Corporation shall:

    (a) succeed to all of Bancorp's offices and operations and any and all right, title, and interest in and to all property, both real and personal, wherever situated, including but not limited to all receivables, leasehold improvements, prepaid expenses, all causes of action, choses in action, claims, and all other rights of Bancorp;

    (b) succeed to and assume all of Bancorp's rights and obligations under its Employee Stock Ownership Plan, Employee Stock Purchase Plan, Qualified Stock Option Plan, 401(k) Plan, and 1997 Restricted Stock Plan and under and with respect to all stock options that have been issued by Bancorp;

    (c) be subject to all of Bancorp's liabilities and obligations; and

    (d) be subject to any pending action or proceeding against Bancorp.

  Notwithstanding the above, after the Effective Time, the Surviving Corporation's officers and directors may perform any acts necessary or desirable to vest or confirm the Surviving Corporation's possession of and title to any property or rights of Bancorp and to carry out this Agreement's purposes. This includes execution and delivery of deeds, assurances, assignments, applications, and other instruments.

  5. Shares of Bancorp. By virtue of the Merger and without any action on the part of the holders of Bancorp Common Stock, at the Effective Time, all shares of Bancorp Common Stock outstanding as of the Effective Time shall thereupon be converted into and thereafter represent, for all purposes, an equal number of shares of the common stock, par value $.01 per share (the "New FRSB Common Stock") authorized pursuant to the Amended and Restated Articles (as such term is defined in Section 8).

  From and after the Effective Time, each stock certificate which immediately prior to the Merger represented shares of Bancorp Common Stock shall, for all purposes, represent an equal number of shares of New FRSB Common Stock; provided, however, that at and after the Effective Time, the holders of such stock certificates shall be entitled to surrender such certificates to FRSB's transfer agent and to receive in exchange therefor new certificates evidencing such shares of New FRSB Common Stock.

  6. Bancorp Options. At the Effective Time, each outstanding option and other right to purchase or acquire shares of Bancorp Common Stock shall be converted into an option or other right, as the case may be, to purchase an equal number of shares of New FRSB Common Stock, for the same consideration, on the same terms and subject to the same conditions.

  7. Shares of FRSB. By virtue of the Merger and without any action on the part of the holders of FRSB Common Stock, at the Effective Time, all shares of FRSB Common Stock outstanding as of the Effective Time shall be cancelled without payment of any consideration therefor.

  8. Changes in Articles of Incorporation and By-Laws.

    (a) The Surviving Corporation's Articles of Incorporation immediately following the Effective Time (the "Amended and Restated Articles") shall be as set forth in Exhibit A attached hereto.

    (b) The Surviving Corporation's By-Laws immediately following the Effective Time shall be as set forth in Exhibit B attached hereto.

  9. Officers and Directors.

    (a) Immediately following the Effective Time, the Surviving Corporation's principal officers shall be as follows; subject, however, to the right of the boards of directors of the respective Constituent Corporations to make whatever changes they may deem appropriate:

  Principal officers

            NAME                                     POSITION
            ----                                     --------
     James H. Herbert, II........  President and Chief Executive Officer
     Katherine August-deWilde....  Executive Vice President and Chief
                                    Operating Officer
     James J. Baumberger.........  Executive Vice President
     Willis H. Newton, Jr. ......  Senior Vice President, Chief Financial
                                    Officer, Treasurer and Assistant Secretary
     Edward J. Dobranski.........  Senior Vice President, General Counsel and
                                   Secretary
     Mesfin Ayenew...............  Vice President
     Ignacio Alferos, Jr. .......  Vice President and Controller
     Sally Cole..................  Vice President and General Auditor
     Krista Jacobsen.............  Vice President and Chief Investment Officer
     Art James...................  Vice President, Credit and Underwriting
     David B. Lichtman...........  Vice President and Chief Credit Officer
     Carol McCormick.............  Vice President and Director of Savings
     Gloria Ohlendorf............  Vice President, Operations
     Armando C. Rodriguez........  Vice President and Commercial Loan Officer

    (b) Immediately following the Effective Time, the board of directors of the Surviving Corporation shall consist of the following persons, each to serve a term expiring on the date of the Surviving Corporation's annual meeting of stockholders in the year indicated opposite such person's name, provided such person is and continues to be a director of one or both of the Constituent Corporations immediately prior to the Effective Time, and subject to the right of the board of directors of the Surviving Corporation to fill any vacancies following the Effective Time:

  Board of Directors

                                                                         TERM
           NAME                                                         EXPIRES
           ----                                                         -------
     Katherine August-deWilde..........................................  1998
      Executive Vice President and Chief
      Operating Officer
      c/o First Republic Bancorp Inc.
      388 Market Street, 2nd Floor
      San Francisco, CA 94111
     James J. Baumberger ..............................................  2000
      Executive Vice President
      c/o First Republic Savings Bank
      2510 South Maryland Parkway
      Las Vegas, NV 89109-1627
     James P. Conn.....................................................  1999
      949 Chiltern
      Hillsborough, CA 94010
     Richard M. Cox-Johnson............................................  1999
      63 Frognal
      London NW3 England

                                                                         TERM
           NAME                                                         EXPIRES
           ----                                                         -------
     Thomas A. Cunningham .............................................  1998
      48229 Calle Floristas
      La Quinta, CA 92253
     Kenneth W. Dougherty .............................................  1999
      Spring Valley and Van Buren Roads
      Morristown, NJ 07960
     Frank J. Fahrenkopf, Jr. .........................................  1999
      4535 N. Glebe Road
      Arlington, VA 22207
     L. Martin Gibbs ..................................................  1998
      8 Woodland Drive
      Rye, NY 10580
     James H. Herbert, II .............................................  2000
      President and Chief Executive Officer
      c/o First Republic Bancorp Inc.
      388 Market Street, 2nd Floor
      San Francisco, CA 94111
     James F. Joy .....................................................  2000
      884 Navesink River Road
      Locust, NJ 07760
     Jerry Lykins .....................................................  1998
      2030 Mohigan Way
      Las Vegas, NV 89109
     John F. Mangan ...................................................  1998
      1380 Taylor Street, #20
      San Francisco, CA 94108
     Stuart J. Mason ..................................................  2000
      c/o Taylor International Corporation
      3260 Joe W. Brown Drive
      Las Vegas, NV 89109
     Barrant V. Merrill................................................  2000
      3525 Polo Drive
      Gulf Stream, FL 33483
     Linda G. Moulds...................................................  1998
      101 Esplanda Drive, #16
      Pacifica, CA 94404
     Willis H. Newton, Jr.  ...........................................  1999
      c/o First Republic Bancorp Inc.
      Senior Vice President, Chief
      Financial Officer, Treasurer and
      Assistant Secretary
      388 Market Street, 2nd Floor
      San Francisco, CA 94111
     Roger O. Walther..................................................  2000
      Chairman & Chief Executive Officer
      c/o ELS Educational Services, Inc.
      3661 Buchanan Street
      San Francisco, CA 94123
     Kent R. Willson...................................................  1999
      1750 Taylor Street, #602
      San Francisco, CA 94133

  10. Service of Process. Pursuant to Section 252(d) of the Delaware Law, after the Effective Time, FRSB agrees it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Bancorp as well as for enforcement of any obligation of FRSB arising from the Merger, and hereby irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such proceeding, as provided for and as limited by such section. FRSB hereby designates the following address as the address to which a copy of such process shall be mailed by the Secretary of State pursuant to such Section 252(d):

    First Republic Savings Bank
    388 Market Street, 2nd Floor
    San Francisco, CA 94111
    Attn: Mr. Edward J. Dobranski, Secretary

  11. Conditions of Merger. The Merger is subject to and conditioned upon the fulfillment of the following conditions prior to the Effective Time:

    (a) Prior approval shall have been obtained from (i) the Federal Deposit Insurance Corporation, pursuant to Section 18(c) of the Federal Deposit Insurance Act, and (ii) the Nevada Division of Financial Institutions. The New York Stock Exchange and the Pacific Exchange, Inc. shall have approved the New FRSB Common Stock for listing subject to official notice of issuance.

    (b) This Agreement shall have been adopted and approved by the affirmative vote of the holders of a majority of the outstanding shares of Bancorp Common Stock, and by Bancorp, as the sole stockholder of FRSB.

    (c) KPMG Peat Marwick shall have confirmed to the Constituent Corporations, as of a date within ten days prior to the Effective Time, their opinion previously furnished to the respective boards of directors of the Constituent Corporations to the effect that (i) the transactions contemplated by this Agreement will qualify as a non-taxable reorganization for federal income tax purposes and (ii) that none of Bancorp, FRSB or the stockholders of Bancorp will recognize gain or loss for federal income tax purposes as a result of such transactions.

    (d) Enactment of legislation acceptable to the Constituent Corporations during the 1997 regular session of the Nevada state legislature introduced in accordance with Bill Draft Request #55-500, revising provisions governing licensing and regulation of financial institutions.

  12. Representations and Warranties of Bancorp. Bancorp represents and warrants as follows:

    (a) Organization and Related Matters.

      (i) Bancorp is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and it has the requisite corporate power and authority to execute, deliver and perform this Agreement.

      (ii) Except for FRSB, Bancorp has no direct or indirect subsidiaries, either wholly or partially owned and does not hold any direct or indirect economic, voting or management interest in any person or entity.

    (b) Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action.

    (c) No Breaches of Statute or Contract; Required Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any laws, orders or regulations; (ii) conflict with or result in a breach of any judgment, order, decree or ruling to which Bancorp is a party, or by which it or any of its respective properties is bound, or any injunction of any court or governmental authority to which it or any of its respective properties is subject, or any material agreement to which it is a party;

    (d) Litigation and Related Matters. There are no actions, suits, claims, proceedings or investigations pending or, to the best of its knowledge, threatened against Bancorp that might impair the consummation of the transactions contemplated hereby.

  13. Representations and Warranties of FRSB. FRSB represents and warrants as follows:

    (a) Organization and Related Matters. FRSB is a Nevada chartered thrift company organized under the laws of the State of Nevada, and it has the requisite corporate power and authority to execute, deliver and perform this Agreement.

    (b) Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action.

    (c) No Breaches of Statute or Contract; Required Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any laws, orders or regulations; (ii) conflict with or result in a breach of any judgment, order, decree or ruling to which FRSB is a party, or by which it or any of its respective properties is bound, or any injunction of any court or governmental authority to which it or any of its respective properties is subject, or any material agreement to which it is a party;

  14. Covenants of FRSB and Bancorp. During the period from the date of this Agreement to the Effective Date, each party hereby covenants and agrees each shall (i) conduct operations in the ordinary course of business, (ii) maintain its books of accounts and records in the usual, regular and ordinary manner, and (iii) duly maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound.

  15. Effective Time. The Merger shall become effective (the "Effective Time") at the close of business of the day on which this Agreement, with officers' certificates attached, or in lieu thereof Articles of Merger and a Certificate of Merger respectively, are duly filed in the office of the Nevada Secretary of State as required under the Nevada Law and with the Delaware Secretary of State under applicable provisions of the Delaware Law.

  16. Abandonment of Merger; Amendment. Any time prior to the Effective Time, the Merger may be abandoned without further obligation or liability by action of the board of directors of either of the Constituent Corporations, notwithstanding approval of the Merger by their stockholders. At any time prior to the Effective Time, this Agreement may be amended by action of the boards of directors of each of the Constituent Corporations, provided that any amendment made subsequent to the adoption of this Agreement by the stockholders of either of the Constituent Corporations shall not alter or change: (i) the amount or kind of consideration to be received by the stockholders of such Constituent Corporation; (ii) any term of the Amended and Restated Articles of Incorporation of the Surviving Corporation; or (iii) any terms or conditions of such change would adversely effect the holders of any class or series of capital stock of such Constituent Corporation.

  17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective duly authorized officers, as of the date first written above.

                                          FIRST REPUBLIC SAVINGS BANK,
                                          a Nevada corporation

                                          By: /s/ James H. Herbert, II
                                             -----------------------------------
                                             James H. Herbert, II,
                                             President

Attest: /s/ Edward J. Dobranski
       ---------------------------
Edward J. Dobranski,
Secretary

                                          FIRST REPUBLIC BANCORP INC.,
                                          a Delaware corporation

                                          By: /s/ James H. Herbert, II
                                             -----------------------------------
                                             James H. Herbert, II,
                                             President

Attest: /s/ Edward J. Dobranski
       ---------------------------
Edward J. Dobranski,
Secretary

                                                 EXHIBIT A TO THE PLAN OF MERGER

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                              FIRST REPUBLIC BANK

                     (SEE EXHIBIT B TO THE PROXY STATEMENT)

                                                 EXHIBIT B TO THE PLAN OF MERGER

                                    AMENDED
                                    BY-LAWS
                                       OF
                              FIRST REPUBLIC BANK

                     (SEE EXHIBIT C TO THE PROXY STATEMENT)

                                                                       EXHIBIT B

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                              FIRST REPUBLIC BANK

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                              FIRST REPUBLIC BANK

                               ----------------

                         PURSUANT TO THE PROVISIONS OF
                        CHAPTER 659 OF TITLE 55 OF THE
                            NEVADA REVISED STATUTES
                            OF THE STATE OF NEVADA

                               ----------------

  FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is: FIRST REPUBLIC BANK. The Corporation is the surviving corporation in a merger (the "Merger") between First Republic Bancorp Inc., a Delaware corporation, and First Republic Savings Bank, a Nevada thrift company. These Amended and Restated Articles of Incorporation were approved by the stockholders of the constituent corporations in the Merger as set forth in the Articles of Merger with which these Amended and Restated Articles of Incorporation were filed in the office of the Secretary of State of the State of Nevada.

  SECOND: The registered office of the Corporation within the State of Nevada is One E. First Street, in the City of Reno, County of Washoe. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

  THIRD: The nature of the business and the purposes for which the Corporation is formed are to engage in any lawful act or activity for which banks may be organized under Title 55 of the Nevada Revised Statutes. The term for which the Corporation is organized is perpetual, subject to prior termination in accordance with applicable law.

  FOURTH: 4.1 The total number of shares of stock of all classes which the Corporation has authority to issue is Twenty-Five Million Five Hundred Thousand (25,500,000) shares of which Twenty-Five Million (25,000,000) shares shall be Common Stock, with a par value of One Cent ($.01) per share, and Five Hundred Thousand (500,000) shares shall be Preferred Stock, with a par value of One Cent ($.01) per share. The authorized stock shall not be reduced below this amount without compliance with Article TWELFTH hereof.

  4.2 Except as otherwise may be provided in these Amended and Restated Articles of Incorporation or in any resolution adopted pursuant to Section 4.4, the shares of Common Stock shall be entitled to vote on all matters required by these Articles or by applicable law to be submitted to a vote of stockholders. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters on which holders of Common Stock shall be entitled (by statute or otherwise) to vote, and to participate pro rata, on an equal basis with each other share of Common Stock outstanding on the applicable record date, in all dividends and distributions paid on or with respect to the Common Stock as a class. The foregoing shall not be deemed to prohibit any agreement or arrangement on the part of the Corporation which has or may have the effect of limiting the rights of specified persons or categories of persons to vote shares of Common Stock held by them.

  4.3 Except as otherwise may be provided in any resolution adopted pursuant to Section 4.4, all rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein (including without limitation the right to receive the net asset of the Corporation upon liquidation) shall be vested in the outstanding shares of Common Stock.

  4.4 The Preferred Stock may be issued from time to time by the Corporation as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to provide for the issue of, or to provide for a change in the number of, shares of any particular series and to establish or change the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (a) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of the Preferred Stock shall not exceed Five Hundred Thousand (500,000));

    (b) the dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

    (c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

    (d) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

    (e) whether shares of such series shall be convertible into, or exchangeable for, securities, cash, rights or any other property and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion of exchange and the terms of adjustment, if any;

    (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

    (g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

    (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

  4.5 No stockholder of the Corporation shall have any preemptive or other right, by reason of his status as a stockholder, to acquire any unissued shares, treasury shares, or securities convertible into shares of the capital stock of the Corporation. This denial of preemptive rights shall, and is intended to, negate any rights which would otherwise be given to stockholders pursuant to Nevada General Corporation Law Section 78.265 or any successor statute.

  4.6 Subject to the requirements of applicable law, the Board of Directors is expressly authorized by adopting resolutions to provide for the issue of debt obligations (which may be described as notes, bank notes, capital notes, debentures, bonds, debt certificates, or by other terms) in one or more series or other issues and to establish the principal amounts, minimum denominations, maturity, interest rate, collateral security (if any), relative priority or subordination and other terms of any such debt issue, including provisions for mandatory or optional redemption, whether such debt obligations shall be convertible into or exchangeable for securities, cash, rights or other property and if so on which terms and conditions, any covenants for the benefit of the holders of such debt obligations, events of default upon such debt obligations and the remedies available upon default.

  FIFTH: 5.1 The members of the governing board of the Corporation shall be styled Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors. The Corporation shall have no fewer that five nor more than 30 Directors, the exact number to be determined from time to time only by a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The names and addresses of the eighteen Directors who comprised the Board of Directors at the date these Amended and Restated Articles of Incorporation became effective as set forth in Section 5.6.

  5.2 The Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. At the first annual meeting of stockholders of the Corporation following the effective date of the Merger, the terms of the Class I Director or Directors shall expire and a Class I Director or Directors shall be elected for a three-year term. At the second annual meeting of stockholders, the terms of the Class II Director or Directors shall expire and a Class II Director or Directors shall be elected for a three-year term. At the third annual meeting of stockholders, the terms of the Class III Directors or Directors shall expire and a Class III Director or Directors shall be elected for a three-year term. At each succeeding annual meeting of stockholders of the Corporation, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining terms of that class, but in no case will a decrease in the number of Directors of a class shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A Director may be removed for cause by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power. Except as provided in the immediately preceding sentence, a Director may be removed only by the vote of stockholders representing 100% of the voting power of the issued and outstanding stock entitled to voting power.

  5.3 Any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by the sole remaining Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor.

  5.4 Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Amended and Restated Articles of Incorporation, or the resolutions of the Board of Directors creating such class or series, as the case may be, applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Article 5.1 unless expressly so provided by such terms.

  5.5 Except to the extent prohibited by law, the Board of Directors shall have the right without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-laws of the Corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation the vote required for any action by the Board of Directors, and that from time to time shall affect the Directors' powers to manage the business and affairs of the Corporation.

  5.6 The names and addresses of the Directors at the date these Amended and Restated Articles of Incorporation first became effective, and the years in which their current terms will expire, are as follows:

                                                                                   TERM
       NAME                                  ADDRESS                              EXPIRES
       ----                                  -------                              -------
   Katherine August-deWilde................  c/o First Republic Bank               1998
                                             388 Market Street, 2nd Floor
                                             San Francisco, CA 94111
   James J. Baumberger.....................  c/o First Republic Bank               2000
                                             2510 South Maryland Parkway
                                             Las Vegas, NV 89109-1627
   James P. Conn...........................  949 Chiltern                          1999
                                             Hillsborough, CA 94010
   Richard M. Cox-Johnson..................  63 Frognal                            1999
                                             London NW3 England
   Thomas A. Cunningham....................  48229 Calle Floristas                 1998
                                             La Quinta, CA 92253
   Kenneth W. Dougherty....................  Spring Valley and Van Buren Roads     1999
                                             Morristown, NJ 07960
   Frank J. Fahrenkopf, Jr. ...............  4535 N. Glebe Road                    1999
                                             Arlington, VA 22207
   L. Martin Gibbs.........................  8 Woodland Drive                      1998
                                             Rye, NY 10580
   James H. Herbert, II ...................  c/o First Republic Bank               2000
                                             388 Market Street, 2nd Floor
                                             San Francisco, CA 94111
   James F. Joy............................  884 Navesink River Road               2000
                                             Locust, NJ 07760
   Jerry Lykins............................  2030 Mohigan Way                      1998
                                             Las Vegas, NV 89109
   John F. Mangan..........................  1380 Taylor Street, #20               1998
                                             San Francisco, CA 94108
   Stuart J. Mason.........................  c/o Taylor International Corporation  2000
                                             3260 Joe W. Brown Drive
                                             Las Vegas, NV 89109
   Barrant V. Merrill......................  3525 Polo Drive                       2000
                                             Gulf Stream, FL 33483
   Linda Moulds............................  101 Esplanda Drive, #16               1998
                                             Pacifica, CA 94404
   Willis H. Newton, Jr. ..................  c/o First Republic Bank               1999
                                             388 Market Street, 2nd Floor
                                             San Francisco, CA 94111
   Roger O. Walther........................  c/o ELS Educational Services, Inc.    2000
                                             3661 Buchanan Street
                                             San Francisco, CA 94123
   Kent R. Willson.........................  1750 Taylor Street, #602              1999
                                             San Francisco, CA 94133

  SIXTH: 6.1. In addition to any affirmative vote required by law or these Amended and Restated Articles of Incorporation or the By-laws of the Corporation, a Business Combination (as hereinafter defined) shall require either (a) the approval of a majority of the Continuing Directors (as hereinafter defined) or (b) the affirmative vote of not less than sixty six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national exchange or otherwise.

  6.2 For the purposes of these Amended and Restated Articles of
Incorporation:

    1. The term "Business Combination" shall mean:

      a. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder; or

      b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets of the Corporation, any Subsidiary or any Interested Stockholder having an aggregate Fair Market Value of $1,000,000 or more; or

      c. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

      d. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock (as hereinafter defined), or any securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

      e. any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

    2. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article 4 of these Amended and Restated Articles of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

    3. The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

    4. The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (c) is the assignee of, or has otherwise succeeded to, any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933; provided, however, that for the purpose of determining whether a person is an Interested Stockholder under Article 7, the relevant percentage of Voting Stock in clauses (a) and (b) above shall be five percent (5%) and clause (c) above shall apply to shares acquired from an Interested Stockholder determined on the five percent (5%) basis.

    5. A person shall be a beneficial owner of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Article 6.2, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Article 6.2, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

    6. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on May 31, 1996 (the term "registrant" in said Rule 12b-2 meaning, in this case, the Corporation).

    7. The term "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation, provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Article 6.2, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

    8. The term "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board"), while such person is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Stockholder and who was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Stockholder and who is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

    9. The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

  6.3. The Board shall have the power and duty to determine for the purposes of this Article 6, on the basis of information known to the Directors after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, and (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets that are the subject of any Business Combination have an aggregate Fair Market Value of $1,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

  6.4 Nothing contained in this Article 6 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

  SEVENTH: Any purchase by the Corporation of shares of Voting Stock from an Interested Stockholder, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased at a per share price in excess of the Fair Market Value at the time of such purchase shall require, in the event the Interested Stockholder became an Interested Stockholder within three years of the date of such purchase, the affirmative vote of a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (other than Voting Stock owned by the Interested Stockholder), voting together as a single class).

  EIGHTH: Action shall be taken by the stockholders only at annual or special meetings of stockholders and stockholders may not act by written consent. Special meetings of stockholders may be called only by the holders of not less than sixty six and two-thirds percent (66 2/3%) of the votes entitled to be cast by holders of all then outstanding shares of Voting Stock or a majority of the entire Board of Directors.

  NINTH: That the following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

    1. Election of Directors need not be by written ballot unless the By-laws so provide.

    2. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Sections 78.347 or 78.630 of the Nevada Revised Statutes or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Sections 78.347 or 78.630 of the Nevada Revised Statutes order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority, in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

  TENTH: That the Corporation shall, to the full extent permitted by
Section 78.751 of the General Corporation Law of the State of Nevada, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

  ELEVENTH: Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Amended and Restated Articles of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of not less than sixty six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles 5, 6, 7, 8 or 11.

  TWELFTH: Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the By-laws of the Corporation, if these Amended and Restated Articles of Incorporation are amended for the purpose of increasing or reducing the total number of authorized shares of stock under
Article 4.1, to the extent required by applicable law or regulation, no such amendment shall be made without first obtaining approval from the Commissioner.

  THIRTEENTH: Any amendment to these Amended and Restated Articles of Incorporation shall first to the extent required by applicable law or regulation, be approved by the Commissioner before being filed with the Nevada Secretary of State of the State of Nevada.

  FOURTEENTH: To the fullest extent permitted by the General Corporation Law of the State of Nevada as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a Director.

  IN WITNESS WHEREOF, these Amended and Restated Articles have been duly executed and acknowledged on behalf of the Corporation by its President and Secretary.

                                            FIRST REPUBLIC BANK

                                          By: _________________________________
                                            James H. Herbert, II, President

                                          By: _________________________________
                                            Edward J. Dobranski, Secretary

STATE OF ________________________

COUNTY OF _______________________

  This instrument was acknowledged before me on        , 1997 by James H.
Herbert, II, as President, and Edward J. Dobranski, as Secretary, of First Republic Bank, the above-name corporation.

                                          _____________________________________
                                          Notary Public

                                          My commission expires: ______________

                                                                       EXHIBIT C

                                    AMENDED
                                    BY-LAWS
                             OF FIRST REPUBLIC BANK

                              AMENDED BY-LAWS OF

                              FIRST REPUBLIC BANK
                            (A NEVADA CORPORATION)

                                  ARTICLE I.

                                    OFFICES

  Section 1.01. Registered Office. The registered office of First Republic Bank, a Nevada corporation (hereinafter called the "Corporation"), in the State of Nevada shall be at One E. First Street, in the City of Reno, County of Washoe, and the name of the registered agent at that address shall be The Corporation Trust Company.

  Section 1.02. Principal Office. The principal office for the transaction of the business of the Corporation shall be at such location as may be designated by resolution of the Board of Directors (hereinafter called the "Board"), which is hereby granted full power and authority to change said principal office from one location to another.

  Section 1.03. Other Offices. The Corporation may also have an office or offices at such other place or places, either within or without the State of Nevada, as the Board may from time to time determine or as the business of the Corporation may require.

                                  ARTICLE II.

                           MEETINGS OF STOCKHOLDERS

  Section 2.01. Annual Meetings. Annual meetings of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings may be held at such time, date and place as the Board shall determine by resolution.

  Section 2.02. Special Meetings. Special meetings of the stockholders of the Corporation for any purpose or purposes may only be called by a majority of the entire Board of Directors or by the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all then outstanding shares of capital stock of the Corporation which by their terms may be voted on all matters submitted to stockholders of the Corporation generally.

  Section 2.03. Place of Meetings. All meetings of the stockholders shall be held at such places, within or without the State of Nevada, as may from time to time be designed by the person or persons calling the respective meetings and specified in the respective notices or waivers of notice thereof.

  Section 2.04. Notice of Meetings. Except as otherwise required by law, notice of each meeting of the stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting by delivering a typewritten or printed notice thereof to him personally, or by depositing such notice in the United States mail, in a postage prepaid envelope, directed to him at his post-office address furnished by him to the Secretary of the Corporation for such purpose or, if he shall not have furnished to the Secretary his address for such purposes, then at his post-office address last known to the Secretary, or by transmitting a notice thereof to him at such address by telegraph, cable, courier, or wireless. Except as otherwise expressly required by law, no publication of any notice of a meeting of the stockholders shall be required. Every notice of a meeting of the stockholders shall state the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall have waived such notice, either before or after such meeting, and such notice shall be deemed waived by any stockholder who shall attend such meeting in person or by proxy, except a stockholder who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Except as otherwise expressly required by law, notice of any adjourned meeting of the stockholders need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken.

  Section 2.05. Quorum. Except in the case of any meeting for the election of directors summarily ordered as provided by law, the holders of record of a majority in voting interest of the shares of stock of the Corporation entitled to be voted thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders of the Corporation or any adjournment thereof. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat or, in the absence therefrom of all the stockholders, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called.

  Section 2.06. Voting. (a) Each stockholder shall, at each meeting of the stockholders, be entitled to vote in person or by proxy each share or fractional share of the stock of the Corporation having voting rights on the matter in question and which shall have been held by him and registered in his name on the books of the Corporation:

    (i) on the date fixed pursuant to Section 6.05 of these By-Laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting, or

    (ii) if no such record date shall have been so fixed, then (a) at the close of business on the day next preceding the day on which notice of the meeting shall be given or (b) if notice of the meeting shall be waived, at the close of business on the day next preceding the day on which the meeting shall be held.

  (b) Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors in such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes. Persons holding stock of the Corporation in a fiduciary capacity shall be entitled to vote such stock. Persons whose stock is pledged shall be entitled to vote, unless in the transfer by the pledgor on the books of the Corporation he shall have expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent such stock and vote thereon. Stock having voting power standing of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or with respect to which two or more persons have the same fiduciary relationship, shall be voted in accordance with the provisions of the General Corporation Law of the State of Nevada.

  (c) Any such voting rights may be exercised by the stockholder entitled thereto in person or by his proxy appointed by an instrument in writing, subscribed by such stockholder or by his officer, director, employee or agent thereunto authorized and delivered to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after six months from its date unless it is coupled with an interest or said proxy shall provide for a longer period. The attendance at any meeting of a stockholder who may theretofore have given a proxy shall not have the effect of revoking the same unless he shall in writing so notify the secretary of the meeting prior to the voting of the proxy. At any meeting of the stockholders all matters, except as otherwise provided in the Amended and Restated Articles of Incorporation, in these By-Laws or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat and thereon, a quorum being present. The vote at any meeting of the stockholders on any question need not be by ballot, unless so directed by the chairman of the meeting. On a vote by ballot each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and it shall state the number of shares voted.

  Section 2.07. List of Stockholders. The Secretary of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the duration thereof, and may be inspected by any stockholder who is present.

  Section 2.08. Judges. If at any meeting of the stockholders a vote by written ballot shall be taken on any question, the chairman of such meeting may appoint a judge or judges to act with respect to such vote. Each judge so appointed shall first subscribe an oath faithfully to execute the duties of a judge at such meeting with strict impartiality and according to the best of his ability. Such judges shall decide upon the qualification of the voters and shall report the number of shares represented at the meeting and entitled to vote on such question, shall conduct and accept the votes, and, when the voting is completed, shall ascertain and report the number of shares voted respectively for and against the question. Reports of the judges shall be in writing and subscribed and delivered by them to the Secretary of the Corporation. The judges need not be stockholders of the Corporation, and any officer of the Corporation may be a judge on any question other than a vote for or against a proposal in which he shall have a material interest.

  Section 2.09. No Written Consents. Action shall be taken by the stockholders only at annual or special meetings of stockholders and stockholders may not act by written consent.

                                 ARTICLE III.

                              BOARD OF DIRECTORS

  Section 3.01. General Powers. The property, business and affairs of the Corporation shall be managed by the Board.

  Section 3.02. Number and Term of Office; Qualification. The Corporation shall have no fewer than five (5) nor more than thirty (30) directors, the exact number to be determined from time to time only by a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, and such exact number shall be eighteen (18) until otherwise determined by the Board. A person shall not be eligible to stand for election (or re-election) as a director for a term that would commence after that person's seventy-second birthday. No person shall serve or continue to serve as a director who is not qualified to serve under applicable banking laws and regulations, or whose service as a director is opposed to in writing by any bank regulatory official having jurisdiction over the Corporation.

  Section 3.03. Election of Directors. The directors shall be elected by the stockholders of the Corporation, and at each election the persons receiving the greatest number of votes, up to the number of directors then to be elected, shall be the persons then elected. Commencing with the adoption of the Amended and Restated Articles of Incorporation the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible of one-third of the total number of directors constituting the entire Board of Directors. At the first annual meeting of stockholders following the adoption of the Amended and Restated Articles of Incorporation, the terms of the Class I director or directors shall expire and a Class I director or directors shall be elected for a three-year term. At the second annual meeting of stockholders, the terms of the Class II director or directors shall expire and a Class II director or directors shall be elected for a three-year term. At the third annual meeting of stockholders, the terms of the Class III director or directors shall expire and a Class III director or directors shall be elected for a three-year term. At each succeeding annual meeting of stockholders successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Nominations of persons to serve as directors must be submitted to the Secretary of the Corporation not less than ten (10) days prior to the meeting of the stockholders at which directors shall be elected.

  Section 3.04. Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board or to the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, it shall take effect immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

  Section 3.05. Vacancies. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by the sole remaining director Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

  Section 3.06. Place of Meeting, etc. The Board may hold any of its meetings at such place or places within or without the State of Nevada as the Board may from time to time by resolution designate or as shall be designated by the person or persons calling the meeting or in the notice or a waiver of notice of any such meeting. Directors may participate in any regular or special meeting of the Board by means of conference telephone or similar communications equipment pursuant to which all persons participating in the meeting of the Board can hear each other, and such participation shall constitute presence in person at such meeting.

  Section 3.07. First Meeting. The Board shall meet as soon as practicable after each annual election of directors and notice of such first meeting shall not be required.

  Section 3.08. Regular Meetings. Regular meetings of the Board shall be held quarterly and may be held at such times as the Board shall from time to time by resolution determine. If any day fixed for a meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting shall be held at the same hour and place on the next succeeding business day not a legal holiday. Except as provided by law, notice of regular meetings need not be given.

  Section 3.09. Special Meetings. Special meetings of the Board may be called at any time by the Chairman of the Board or the President or by any two (2) directors, to be held at the principal office of the Corporation, or at such other place or places, within or without the State of Nevada, as the person or persons calling the meeting may designate.

  Notice of all special meetings of the Board shall be given to each director by two (2) days' service of the same by telegram, by letter or personally. Such notice may be waived by any director and any meeting shall be a legal meeting without notice having been given if all the directors shall be present thereat or if those not present shall, either before or after the meeting, sign a written waiver of notice of, or a consent to, such meeting or shall after the meeting sign the approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or be made a part of the minutes of the meeting.

  Section 3.10. Quorum and Manner of Acting. Except as otherwise provided in these By-Laws or by law, the presence of a majority of directors shall be required to constitute a quorum for the transaction of business at any meeting of the Board, and all matters shall be decided at any such meeting, a quorum being present, by the affirmative vote of a majority of the directors present. In the absence of a quorum, a majority of directors present at any meeting may adjourn the same from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. The directors shall act only as a Board, and the individual directors shall have no power as such.

  Section 3.11. Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or such Committee.

  Section 3.12. Compensation. No stated salary need be paid directors, as such, for their services, but, by resolution of the Board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board or an annual directors' fee may be paid; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

  Section 3.13. Committees. The Board may, by resolution passed by a majority of the whole Board, create one or more committees of the Board and designate one or more directors of the Corporation to serve on such committee(s). Any such committee(s), to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have any power or authority in reference to amending the Amended and Restated Articles of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of the dissolution or amending the By-Laws of the Corporation; and unless the resolution of the Board expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such committee shall keep written minutes of the meetings and report the same to the Board at the next regular meeting of the Board.

  Section 3.14. Officers of the Board. The Board shall have a Chairman of the Board and may, at the discretion of the Board, have a Vice Chairman. The Chairman of the Board and the Vice Chairman shall be appointed from time to time by the Board and shall have such powers and duties as shall be designated by the Board.

                                  ARTICLE IV.

                                   OFFICERS

  Section 4.01. Officers. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, and a Chief Financial Officer/Treasurer. The Corporation may also have, at the discretion of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as may be appointed in accordance with the provisions of Section 4.03 of this Article IV. One person may hold two or more offices, except that the Secretary may not also hold the office of President.

  Section 4.02. Election. Each of the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 4.03 or Section 4.05 of this Article, shall be chosen annually by the Board, shall hold his office until he shall resign or shall be removed or otherwise disqualified to serve, or his successor shall be elected and qualified.

  Section 4.03. Additional Officers, etc. The Board may appoint such other officers as the business of the Corporation may require, each of whom shall have such authority and perform such duties as are provided in these By-Laws or as the Board may from time to time specify, and shall hold office until he shall resign or shall be removed or otherwise disqualified to serve.

  Section 4.04. Removal and Resignation. Any officer may be removed, either with or without cause, by a majority of the directors at the time in office, at any regular or special meeting of the Board, or except in case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

  Any officer may resign at any time by giving written notice to the Board, the Chairman of the Board, the President or Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

  Section 4.05. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in the By-Laws for the regular appointments to such office.

  Section 4.06. Chief Executive Officer. Unless the Board shall otherwise determine, the President shall also serve as the Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board, have general supervision, direction and control of the business and affairs of the Corporation. He shall preside at all meetings of stockholders. He shall have the general powers and duties of management usually vested in the chief executive officer of a corporation, and shall have such other powers and duties with respect to the administration of the business and affairs of Corporation as may from time to time be assigned to him by the Board or as is prescribed by these By-Laws.

  Section 4.07. President. The President, who shall be a member of the Board, shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Corporation as may from time to time be assigned to the President by the Chief Executive Officer (unless the President is also the Chief Executive Officer) or by the Board or as is prescribed by these By-Laws. In the absence or disability of the Chief Executive Officer, the President shall perform all of the duties of the Chief Executive Officer and when so acting shall have all of the powers and be subject to all the restrictions upon the Chief Executive Officer.

  Section 4.08. Vice Presidents. The Vice Presidents shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Corporation as may from time to time be assigned to each of them by the President or by the Chief Executive Officer or by the Board or as is prescribed by these By-Laws. In the absence or disability of the President, the Vice Presidents, in order of their rank as fixed by the Board, or if not ranked, the Vice President designated by the Board, shall perform all of the duties of the President and when so acting shall have all of the powers of and be subject to all the restrictions upon the President.

  Section 4.09. Secretary. The Secretary shall keep, or cause to be kept, a book of minutes at the principal office for the transaction of the business of the Corporation, or such other place as the Board may order, of all meetings of directors and stockholders, with the time and place of holding, whether regular or special, and if special, how authorized and the notice thereof given, the names of those present at directors' meetings, the number of shares present or represented at stockholders' meetings and the proceedings thereof.

  The Secretary shall keep, or cause to be kept, at the principal office for the transaction of the business of the Corporation or at the office of the Corporation's transfer agent, a share register, or a duplicate share register, showing the names of the stockholders and their addresses, the number and classes of shares held by each; the number and date of certificates issued for the same; and the number and date of cancellation of every certificate surrendered for cancellation.

  The Secretary shall give, or cause to be given, notice of all the meetings of the stockholders and the Board required by these By-Laws or by law to be given, and he shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board or these By-Laws. If for any reason the Secretary shall fail to give notice of any special meeting of the Board called by one or more of the persons identified in Section 3.09, or if he shall fail to give notice of any special meeting of the stockholders called by one or more of the persons identified in Section 2.02, then any such person or persons may give notice of any such special meeting.

  Section 4.10. Chief Financial Officer/Treasurer. The Chief Financial Officer/Treasurer of the Corporation shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and shares. Any surplus, including earned surplus, paid-in surplus and surplus arising from a reduction of capital, shall be classified according to source and shown in a separate account. The books of account shall at all reasonable times be open to inspection by any director.

  The Chief Financial Officer/Treasurer shall deposit or cause to be deposited all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board. He shall disburse the funds of the Corporation as may be ordered by the Board, shall render to the President, to the Chief Executive Officer, and to the directors, whenever they request it, an account of all of his transactions as Chief Financial Officer/Treasurer and the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board or these By-Laws.

                                  ARTICLE V.

                CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

  Section 5.01. Execution of Contracts. The Board, except as in these By-Laws otherwise provided, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name and on behalf of the Corporation, and such authority may be general or confined to specific instances; and unless so authorized by the Board or by these By-Laws, no officer, agent or employer shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any amount.

  Section 5.02. Checks, Drafts, etc. All checks, drafts or other orders for payment of money, notes or other evidence of indebtedness, issued in the name or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board. Each such person shall give such bond, if any, as the Board may require.

  Section 5.03. Deposit. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select, or as may be selected by any officer or officers, assistant or assistants, agent or agents, attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. For the purpose of deposit and for purpose of collection for the account of the Corporation, the Chief Executive Officer, the President, any Vice President or the Chief Financial Officer (or any other officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation who shall from time to time be determined by the Board) may endorse, assign and deliver checks, drafts and other orders for the payment of money which are payable to the order of the Corporation.

  Section 5.04. General and Special Bank Accounts. The Board may from time to time authorize the opening and keeping of general and special bank accounts with such banks, trust companies or other depositories as the Board may select or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these By-Laws, as it may deem expedient.

                                  ARTICLE VI.

                           SHARES AND THEIR TRANSFER

  Section 6.01. Certificates for Stock. Every owner of stock of the Corporation shall be entitled to have a certificate or certificates, to be in such form as the Board shall prescribe, certifying the number and class of shares of the stock of the Corporation owned by him. The certificates representing shares of such stock shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chairman of the Board, the President, or a Vice President, and by the Secretary or an Assistant Secretary. Any or all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall thereafter have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent or registrar at the date of issue. A record shall be kept of the respective names of the persons, firms or corporations owning the stock represented by such certificates, the number and class of shares represented by such certificates, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6.04.

  Section 6.02. Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed as provided in Section 6.03, and upon surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. Whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact shall be stated expressly in the entry of transfer if, when the certificate or certificates shall be presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

  Section 6.03. Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificates for shares of stock of the Corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates of stock to bear the signature or signatures of any of them.

  Section 6.04. Lost, Stolen, Destroyed and Mutilated Certificates. In any case of loss, theft, destruction or mutilation of any certificate of stock, another may be issued in its place upon proof of such loss, theft, destruction or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum, as the Board may direct; provided, however, that a new certificate may be issued without requiring any bond when, in the judgment of the Board, it is proper so to do.

  Section 6.05. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to exercise any rights in respect of any other change, conversion or exchange of stock or for the purpose of any other lawful action. the Board may fix, in advance, a record date which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty
(60) days prior to any other action. If, in any case involving the determination of stockholders for any purpose other than notice of or voting at a meeting of stockholders, the Board shall not fix such a record date, the record date for determining stockholders for such purpose shall be the close of business on the day on which the Board shall adopt the resolution relating thereto. A determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

                                 ARTICLE VII.

                                INDEMNIFICATION

  Section 7.01. Actions, Etc. Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation and with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

  Section 7.02. Actions, Etc. by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in his performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which a court of competent jurisdiction shall deem proper.

  Section 7.03. Determination of Right of Indemnification. Any indemnification under Sections 7.01 or 7.02 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 7.01 and 7.02. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

  Section 7.04. Indemnification Against Expenses of Successful
Party. Notwithstanding the other provisions of this Article, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 7.01 or 7.02, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Section 7.05. Advance of Expenses. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

  Section 7.06. Other Rights and Remedies. The indemnification provided by this Article shall not be deemed exclusive and is declared expressly to be nonexclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Section 7.07. Insurance. Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

  Section 7.08. Constituent Corporation. For the purposes of this Article, references to "the Corporation" include in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

  Section 7.09. Subsidiary Corporations. For the purposes of this Article, references to "the Corporation" include, in addition to the Corporation, (i) any corporation that, directly or indirectly, is wholly owned by the Corporation and (ii) any other corporation, partnership, joint venture, trust or other enterprise that the Board of Directors may from time to time designate by resolution, so that any person who in or was a director, officer, employee or agent of such corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, shall stand in the same position under the provisions of this Article with respect to the Corporation as if he were serving as a director, officer, employee or agent of the Corporation.

  Section 7.10. Employee Benefit Plans. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes a duty on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who has acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

  Section 8.01. Seal. The Board shall provide a corporate seal, which shall be in the form of a circle and shall bear the name of the corporation and words and figures showing that the Corporation was incorporated in the State of Nevada and the year of incorporation.

  Section 8.02. Waiver of Notices. Whenever notice is required to be given by these By-Laws or the Amended and Restated Articles of Incorporation or by law, the person entitled to said notice may waive such notice in writing, either before or after the time stated therein, and such waiver shall be deemed equivalent to notice.

  Section 8.03. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors of the Corporation.

  Section 8.04. Amendments. Except to the extent prohibited by law, the Board of Directors, by a vote of a majority of the number of directors then in office, acting at any meeting of the Board, shall have the right without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal these By-Laws, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation the vote required for any action by the Board of Directors, and that from time to time shall affect the directors' powers to manage the business and affairs of the Corporation; no By-Law shall be adopted by stockholders which shall impair or impede the implementation of the foregoing. To the extent not inconsistent with the foregoing, these By-Laws, may be amended or repealed, and new By-Laws may be made, by the vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding shares of voting stock of the Corporation, at an annual meeting of stockholders, without previous notice, or at any special meeting of stockholders, provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting.

                                                                       EXHIBIT D

                          CERTIFICATE OF INCORPORATION
                                       OF
                          FIRST REPUBLIC BANCORP INC.

                         CERTIFICATE OF INCORPORATION
                                      OF
                         FIRST REPUBLIC BANCORP INC.*

                               ----------------

                   PURSUANT TO THE PROVISIONS OF SECTION 102
                       OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

                               ----------------

  I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware, do HEREBY CERTIFY as follows:

  FIRST: That the name of the corporation (hereinafter referred to as the "Corporation") is: FIRST REPUBLIC BANCORP INC.

  SECOND: That the registered office of the Corporation within the State of Delaware is to be located at 229 South State Street, in the City of Dover, County of Kent. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

  THIRD: That the nature of the business and the purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

  FOURTH: 4.1 The total number of shares of all classes which the Corporation has authority to issue is Twenty Million Five Hundred Thousand (20,500,000) shares, of which Twenty Million (20,000,000) shares shall be Common Stock, with a par value of One Cent ($0.01) per share, and Five Hundred Thousand (500,000) shares shall be Preferred Stock with a par value of One Cent ($0.01) per share.

  4.2 The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions providing for the issue of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the General Corporation Law (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

    (a) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed Five Hundred Thousand (500,000));

    (b) the dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

    (c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the
--------
* The Certificate of Incorporation of First Republic Bancorp Inc. is a composite Certificate of Incorporation reflecting the original Certificate of Incorporation as amended by Certificates of Amendment, each filed with the Secretary of State of the State of Delaware in accordance with Delaware law. This composite has been prepared for the convenience of the readers and is not an official restated Certificate of Incorporation.

  amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

    (d) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

    (e) whether shares of such series shall be convertible into, or exchangeable for, securities, cash, rights or any other property and, if so, the terms and conditions of such conversion of exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

    (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

    (g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

    (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

  FIFTH: 5.1 The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

    A. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors but such number shall in no event be less than three (3) nor more than eighteen (18).

    B. At the first annual meeting of stockholders the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible of one-third of the total number of directors constituting the entire Board of Directors. At the first annual meeting of stockholders, the Class I directors or directors shall be elected for a one-year term, the Class II director or directors for a two-year term and the Class III director or directors for a three-year term. At each succeeding annual meeting of stockholders successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Stockholders may effect a removal of any director either for cause or without cause.

    C. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

    D. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation, or the resolutions of the Board of Directors creating such class or series, as the case may be, applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article 5.1 unless expressly provided by such terms.

  5.2 Except to the extent prohibited by law, the Board of Directors shall have the right without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-laws of the Corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation the vote required for any action by the Board of Directors, and that from time to time shall affect the directors' powers to manage the business and affairs of the Corporation; and no By-law shall be adopted by stockholders which shall impair or impede the implementation of the foregoing.

  SIXTH: 6.1 In addition to any affirmative vote required by law or this Certificate of Incorporation or the By-laws of the Corporation, a Business Combination (as hereinafter defined) shall require either (a) the approval of a majority of the Continuing Directors (as hereinafter defined) or (b) the affirmative vote of not less than sixty six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national exchange or otherwise.

  6.2 For the purposes of this Article 6:

    1. The term "Business Combination" shall mean:

      a. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder; or

      b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value of $1,000,000 or more; or

      c. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

      d. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

      e. any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

    2. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article 4 of this Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

    3. The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

    4. The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; (b) is an

  Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (c) is the assignee of, or has otherwise succeeded to, any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933; provided, however, that for the purpose of determining whether a person is an Interested Stockholder under Article 7, the relevant percentage of Voting Stock in clauses (a) and (b) above shall be five percent (5%) and clause
  (c) above shall apply to shares acquired from an Interested Stockholder determined on the five percent (5%) basis.

    5. A person shall be a beneficial owner of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or (c) which are beneficially owned directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Section 6.2, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Section 6.2, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

    6. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on January 31, 1985 (the term "registrant" in said Rule 12b-2 meaning, in this case, the Corporation).

    7. The term "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Section 6.2, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

    8. The term "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board"), while such person is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Stockholder and who was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Stockholder and who is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

    9. The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchanged registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

  6.3 The Board shall have the power and duty to determine for the purposes of this Article 6, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, and (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets that are the subject of any Business Combination have an aggregate Fair Market Value of $1,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

  6.4 Nothing contained in this Article 6 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

  SEVENTH: Any purchase by the Corporation of shares of Voting Stock from an Interested Stockholder, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased at a per share price in excess of the Fair Market Value at the time of such purchase shall require, in the event the Interested Stockholder became an Interested Stockholder within three years of the date of such purchase, the affirmative vote of a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (other than Voting stock owned by the Interested Stockholder, voting together as a single class).

  EIGHTH: Action shall be taken by the stockholders only at annual or special meetings of stockholders and stockholders may not act by written consent. Special meetings of stockholders may be called only by the holders of not less than sixty six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock or a majority of the entire Board of Directors.

  NINTH: That the name and address of the said incorporator of the Corporation is as follows:

          NAME                               ADDRESS
          ----                               -------
          L. Martin Gibbs.......... c/o Finley, Kumble et al.
                                    425 Park Avenue
                                    New York, N.Y. 10022

  TENTH: That the following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

    (1) Election of directors need not be by written ballot unless the By-Laws so provide.

    (2) Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in an summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of
  Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority, in number, representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

  ELEVENTH: That the Corporation shall, to the full extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

  TWELFTH: Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of not less than sixty six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with Articles 5, 6, 7, 8 or 12.

  THIRTEENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the Board of Directors, by one or more resolutions may restrict generally, or in specific instances, the extent of the limitations provided in this Article Thirteenth, but any such restriction shall operate prospectively only.

  IN WITNESS WHEREOF, I have made this Certificate and hereunto set my hand this 5th day of February, 1985.

                                          /s/ L. Martin Gibbs
                                          -------------------------------------
                                          L. Martin Gibbs
                                          Sole Incorporator

--------------------------------------------------------------------------------


                          FIRST REPUBLIC BANCORP INC.


                                                                           PROXY

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 26, 1997


     The undersigned stockholder of First Republic Bancorp Inc. (the "Company") hereby constitutes and appoints Roger O. Walther, James H. Herbert, II and Katherine August-deWilde, and each of them, with full power of substitution, attorneys and proxies of the undersigned to attend and act for the undersigned at the Special Meeting of Stockholders of the Company to be held on August 26, 1997, at 10:00 AM Pacific Daylight Savings Time, at The City Club of San Francisco, 155 Sansome Street, San Francisco, California and at any adjournments or postponements thereof, and to represent and vote as designated on the reverse side all of the shares of common stock of the Company that the undersigned would be entitled to vote with respect to the matters described in the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Offering Circular receipt of which is hereby acknowledged.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF FIRST REPUBLIC BANCORP INC.

                                                           Please mark    [X]
                                                           your vote as
                                                           indicated in
                                                           this example


                                                      FOR    AGAINST   ABSTAIN
1.  To approve a merger between the Company (the      [_]      [_]       [_]
"Merger") with and into its sole subsidiary, First Republic Savings Bank (the "Bank") and approve and adopt an Agreement and Plan of Merger
(the "Plan of Merger") pursuant to which (i) the Company's existing holding company structure will be eliminated; (ii) each share of the Company's common stock, par value $.01 per share outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into one share of common stock, par value $0.1 per share of the Bank; and (iii) as of the Effective Time, the Bank will convert from a Nevada-chartered thrift company to a Nevada-chartered bank and the name of the Bank will be changed to "First Republic Bank."

                                                      FOR    AGAINST   ABSTAIN
2.  To ratify and approve the adoption of the         [_]      [_]       [_]
Company's Amended and Restated Stock Option Plan, pursuant to which an aggregate of 810,000 shares of Company Common Stock may be issued upon exercise of options issued under the Stock Option Plan.

When this proxy is properly executed and returned, the shares it represents will be voted as directed. If no specification is made, this proxy will be voted in favor of the proposal to approve the Merger and approve and adopt the Plan of Merger, and in accordance with the best judgment of the proxy holders with respect to any other matters which may properly come before the Special Meeting.

PLEASE SIGN AND DATE BELOW:

DATED:______________________________________________________, 1997

__________________________________________________________________

__________________________________________________________________
Please sign exactly as name(s) appears hereon, if shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING
THE ENCLOSED ENVELOPE SO THAT IT MAY BE COUNTED AT THE SPECIAL
MEETING
--------------------------------------------------------------------------------